UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant	[	X	]
Filed by a Party other than the Registrant	[		]

Check the appropriate box:

[	X	]	Preliminary Proxy Statement
[		]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[		]	Definitive Proxy Statement
[		]	Definitive Additional Materials
[		]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[	X	]	No fee required.
[		]	Fee paid previously with preliminary materials.
[		]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY SUBJECT TO COMPLETION DATED APRIL 21, 2022

May 11, 2022

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2022 annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, June 23, 2022 at the Hyatt Regency Jacksonville Riverfront located at 225 East Coastline Drive, Jacksonville, Florida.  The Annual Meeting will begin at 9:00 a.m. EDT.

You will find information regarding the business to be conducted at the Annual Meeting in the Notice of Annual Meeting of Shareholders and Proxy Statement, including information you should consider when you vote your shares. As allowed by the rules of the Securities and Exchange Commission, we are furnishing this Proxy Statement, our 2021 Annual Report to Shareholders and our other proxy materials to our shareholders primarily via the Internet. This electronic process gives you fast, convenient access to the materials, diminishes the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

At the Annual Meeting, in addition to the matters described in the Notice of Annual Meeting of Shareholders and the Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board of Directors and management look forward to your attendance.  However, whether or not you plan to attend personally, and regardless of the number of shares you own, representation of our shares is important.  We encourage you to vote your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form as soon as possible to ensure your shares are voted regardless of whether you attend the Annual Meeting.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Mark J. Worden

President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 23, 2022

The annual meeting of shareholders of Shoe Carnival, Inc. (the “Company,” “we,” “us” and “our”) will be held at the Hyatt Regency Jacksonville Riverfront located at 225 East Coastline Drive, Jacksonville, Florida *, on Thursday, June 23, 2022, at 9:00 a.m., EDT, for the following purposes:

(1)    To elect three directors to serve until the 2025 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2)    To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers;

(3)    To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2022;

(4)    To approve amendments to our articles of incorporation to allow shareholders to amend our by-laws; and

(5)    To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

All shareholders of record at the close of business on April 22, 2022 will be eligible to vote.

As allowed by the rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily via the Internet.  Accordingly, on or about May 11, 2022, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2021 annual report to shareholders to our other shareholders.

Whether or not you plan to attend the meeting, your vote is important, and we urge you to vote promptly as described below and in the accompanying materials.

You may vote your shares online via the Internet, or	You may vote your shares by telephone, or

You may vote your shares in person at the annual meeting, or	If you received a copy of the proxy materials by mail, you may vote by returning your proxy card in the self-addressed envelope provided.

If a bank, broker or nominee holds your shares, please review the voting options provided by them on your voting instruction form and act accordingly.  For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 23, 2022

The notice of annual meeting of shareholders, proxy statement, form of proxy card and 2021 annual report to shareholders are available at www.envisionreports.com/SCVL.

*We intend to hold our annual meeting in person. However, we are actively monitoring the COVID-19 pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that governments may impose. In the event that holding our annual meeting in person or at the scheduled date, time or location is not possible or advisable, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication in a virtual meeting format, by issuing a press release and filing the press release as definitive additional soliciting materials with the Securities and Exchange Commission. If you are planning to attend our annual meeting, please monitor the “Proxy Information” section of our website at investors.shoecarnival.com/ financials/proxy-information prior to the meeting date for updated information regarding our annual meeting and the health and safety protocol for those attending.  As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors,

Patrick C. Edwards, Secretary May 11, 2022

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT

Annual Meeting of Shareholders

June 23, 2022

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we,” “us” or “our”) for proxies to be voted at our annual meeting of shareholders and at any adjournment or postponement thereof.  We are holding this annual meeting at 9:00 a.m., EDT, on Thursday, June 23, 2022, at the Hyatt Regency Jacksonville Riverfront located at 225 East Coastline Drive, Jacksonville, Florida.  Directions to the annual meeting can be obtained by calling 812-867-4034.

We intend to hold our annual meeting in person. However, we are actively monitoring the COVID-19 pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that governments may impose. In the event that holding our annual meeting in person or at the scheduled date, time or location is not possible or advisable, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication in a virtual meeting format, by issuing a press release and filing the press release as definitive additional soliciting materials with the Securities and Exchange Commission (the “SEC”).  If you are planning to attend our annual meeting, please monitor the “Proxy Information” section of our website at investors.shoecarnival.com/financials/proxy-information prior to the meeting date for updated information regarding our annual meeting and the health and safety protocol for those attending.  As always, we encourage you to vote your shares prior to the annual meeting.

As allowed by the rules of the SEC, we are furnishing our proxy materials to our shareholders primarily via the Internet.  This electronic process diminishes the impact on the environment and reduces our printing and mailing costs. Accordingly, on or about May 11, 2022, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2021 annual report to shareholders to our other shareholders.  If you received an E-Proxy Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the E-Proxy Notice.

What proposals will be voted on at the annual meeting?

There are four proposals scheduled to be voted on at the annual meeting:

•	To elect three directors to serve until the 2025 annual meeting of shareholders and until their successors are elected and have qualified;
•

To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below under “Executive Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022; and
•	To approve amendments to our articles of incorporation to allow shareholders to amend our by-laws.

In addition, any other business that may properly come before the annual meeting will be considered and a vote will be taken.  The Board currently knows of no additional business that is to be brought before the meeting.  However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•	FOR the election of James A. Aschleman, Andrea R. Guthrie, and Clifton E. Sifford as directors (Proposal 1);
•

FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2);

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022 (Proposal 3); and
•	FOR the approval of amendments to our articles of incorporation to allow shareholders to amend our by-laws.

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 22, 2022, the record date for the meeting.  As of April 22, 2022, there were __ shares of our common stock outstanding and entitled to vote at the annual meeting.  On all matters, including the election of directors, each shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy.  Abstentions and broker non-votes will be considered as present for determining a quorum.

A proxy might indicate that not all shares represented by it are being voted for specific proposals.  For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.”  The election of directors, the proposal relating to executive compensation and the proposal to amend our articles of incorporation to allow shareholders to amend our by-laws fall into this category.  Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1, 2 and 4, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the director, which for this proposal means that the number of shares voted “FOR” the director’s election must exceed the number of shares voted “AGAINST” the director’s election.  Shareholders will not be allowed to cumulate their votes in the election of the directors.  Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposal 2 will be approved if more shares are voted “FOR” the proposal than “AGAINST.”  Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposal 3 will be approved if more shares are voted “FOR” the proposal than “AGAINST.”  Abstentions will not affect the outcome of this proposal.

Proposal 4 will be approved if more shares are voted “FOR” the proposal than “AGAINST.”  Neither abstentions nor broker non-votes will affect the outcome of this proposal.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder.  If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by using any of the following methods:

•

Via the Internet.  You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the proxy card if you receive printed copies of the proxy materials by mail.

•	By Telephone. If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card and following the recorded instructions.

•

By Mail.  If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and mailing it back in the postage-paid envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.

•

In Person at the Annual Meeting. If you attend the annual meeting, you may vote your shares in person. If you choose to vote in person at the annual meeting, please bring proof of identification.  Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance by proxy via the Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend the annual meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank.  If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you may vote your shares by using any of the following methods:

•

Via the Internet.  You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the voting instruction form if you receive printed copies of the proxy materials by mail.

•

By Telephone.  If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

•	By Mail. If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and mailing it back in the envelope provided.
•

In Person at the Annual Meeting. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.  Please contact that organization for instructions regarding obtaining a legal proxy.  Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting.

What if I return my proxy but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified.  If you are a shareholder of record and you submit your proxy via the Internet, by telephone or by signing and returning your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of each of the nominees listed under Proposal 1 and “FOR” Proposals 2, 3 and 4.  If any other matters properly come before the meeting, the persons indicated as proxies will vote that proxy based on their judgment on such matters.  If your shares are held in “street name” and you do not provide your broker, bank or other nominee with specific voting instructions, your broker, bank or other nominee may vote on Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022. However, your broker, bank or other nominee cannot vote your shares without specific instructions on Proposals 1, 2 and 4.  If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on Proposal 1, 2 or 4, your broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares.

May I revoke my proxy?

If you have submitted your proxy via the Internet, by telephone or by mail, you may still revoke it at any time as long as it has not been exercised.  Your proxy may be revoked by giving written notice of revocation to us, delivering a subsequently dated proxy via the Internet, by phone or by mail or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us.  Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At the annual meeting, our shareholders will be asked to elect three directors.  James A. Aschleman, Andrea R. Guthrie, and Clifton E. Sifford have been nominated by the Board, upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), for election as directors for a term to expire at the 2025 annual meeting of shareholders and until their successors are elected and qualified. Mr. Aschleman has served as a director since 2012 and is Chair of the Compensation Committee, and also serves on the Audit Committee and Nominating Committee.  Ms. Guthrie has served as a director since 2015 and is Chair of the Nominating Committee, and also serves on the Compensation Committee and Audit Committee.  Mr. Sifford has served as a director since 2012 and is Vice Chairman of the Board.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted “for” the director’s election must exceed the number of shares voted “against” the director’s election.  This majority vote standard is in effect because this is an uncontested election (i.e., the number of nominees for director does not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the director would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.”  However, under our by-laws, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board.  The Nominating Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.  The Board, taking into account the recommendation of the Nominating Committee, would determine the appropriate responsive action with respect to the tendered resignation.  The director who tenders his or her resignation may not participate in the Board’s decision.  If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.”  The nominees for election as directors at the annual meeting are currently serving on the Board.

The Nominating Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board.  Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties.  The Nominating Committee's general view is to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board.  However, as the Board and Nominating Committee continue to assess the long-term succession planning of the Board and the diversity of its collective skill set, incumbent directors may not be re-nominated in future years and the size of the Board is subject to change.  In fiscal 2021 and 2020, two total board members exited our Board as their terms expired, creating space for new directors who have enhanced our diversity.

Set forth below are the current nominees for director as well as our other continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to recommend the director nominees and to determine that the continuing directors should serve as members of our Board.  Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Drinker Biddle & Reath LLP) in December 2011.  As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations.  Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2025
Director since: 2012
Age: 77

Andrea R. Guthrie

Ms. Guthrie has served as the Chief Strategy Officer at Kiln Holdings, Inc. a provider of flexible office and lifestyle spaces in the western United States, since October 2021. She is also the Co-Founder of Gyde Travel, LLC, an online travel technology business, which she co-founded in 2015. From August 2009 to January 2014, Ms. Guthrie served as Senior Vice President, Strategic New Businesses at Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids. Prior to that, Ms. Guthrie was a Principal at The Boston Consulting Group, where she led client projects and addressed strategic and operational issues, with a particular emphasis on the retail and consumer industries, from January 2002 to August 2009. She held merchandising roles with A|X Armani Exchange and Saks Fifth Avenue from 1993 to 1999.

Ms. Guthrie’s areas of relevant experience include strategic planning, e-commerce, consumer insights and market research, loyalty/CRM, competitive analysis, financial modeling and analytics, market analysis and mergers and acquisitions.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2025
Director since: 2015
Age: 50

Clifton E. Sifford

Mr. Sifford has served as our Vice Chairman of the Board since October 2021.  He served as Vice Chairman of the Board and Chief Executive Officer from September 2019 to September 2021.  Mr. Sifford also served as President and Chief Executive Officer from October 2012 to September 2019.  Mr. Sifford served as Chief Merchandising Officer from October 2012 to March 2016.  From June 2001 to October 2012, Mr. Sifford served as Executive Vice President – General Merchandise Manager and from April 1997 to June 2001, Mr. Sifford served as Senior Vice President – General Merchandise Manager.

Mr. Sifford, as our Vice Chairman and a former long-standing member of our senior management team, brings to the Board an in-depth knowledge of our Company and the retail industry.  Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising, encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2025
Director since: 2012
Age: 68

The Board recommends a vote FOR each of the director nominees listed above.

DIRECTORS CONTINUING IN OFFICE

Diane Randolph

Ms. Randolph was appointed to our Board effective September 16, 2021.  From 2014 to 2020, Ms. Randolph served as the Chief Information Officer of U.S. beauty retailer, Ulta Beauty, Inc. (“Ulta”). Prior to Ulta, Ms. Randolph served as the Chief Information Officer of Reitmans (Canada) Limited, a Canadian specialty apparel retailer, from 2008 to 2014. Ms. Randolph served on the Board of Directors of Core-Mark Holding Company, Inc., a leader in fresh food distribution to convenience stores, from January 2020 until Core-Mark was acquired and also served on its Nominating and Corporate Governance Committee. In February 2022, Ms. Randolph was appointed to the Board of Directors of Flexe, Inc.  Flexe is a venture-backed company headquartered in Seattle, WA that delivers technology-powered, omnichannel logistics programs.  Ms. Randolph has also served on the Executive Committee of the National Retail Foundation CIO Council and on the Advisory Council of Chicago CIOs.

Mr. Randolph’s areas of relevant experience include retail sector information technology, risk management, supply chain, and human resources.

Term: Director with term expiring at the annual meeting of shareholders in 2023
Director since: 2021
Age: 67

J. Wayne Weaver

Mr. Weaver has served as Chairman of our Board since March 1988.  From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise.  From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as President and Chief Executive Officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear.  Mr. Weaver previously served two terms as a director of Stein Mart, Inc., a publicly traded chain of off-price retail stores, from June 2014 until March 2016 and from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director with term expiring at the annual meeting of shareholders in 2023
Director since: 1988
Age: 87

Charles B. Tomm

Mr. Tomm has served as the Managing Partner and Chief Executive Officer of Pablo River Partners, an investor in the retail automotive industry, since January 2017.  He is also a trustee of the Mayo Clinic and chair of its Audit & Compliance Committee, and a director of Margo Caribe Inc., a company involved in garden products.  Previously, he was President and Chief Executive Officer of Brumos Automotive (Mercedes-Benz, Porsche and Lexus dealerships) from January 2009 until its sale in April 2016. He started in the retail automotive business with Coggin Automotive Group in April 1994 as Vice President, Chief Financial Officer and General Counsel and was named company President in 1997. After a 1998 merger with Asbury Automotive Group Inc. (“Asbury”) and a subsequent merger with Courtesy Automotive in 2003, Mr. Tomm became President and Chief Executive Officer of the Asbury subsidiary Coggin/Courtesy Auto Group, with 27 dealerships and $1.7 billion in revenue. He served as a director of Asbury from 2000 to 2002 and 2005 to 2007. Prior to entering the retail automotive industry, he was Executive Vice President & COO of PIE Nationwide Inc. (trucking), an investment banker, Deputy General Counsel of Schlumberger Ltd. (oilfield services), Vice President & General Counsel of Arkansas Best Corporation, now ArcBest Corporation (trucking), an adjunct professor of law at the University of Arkansas and in the private practice of law with Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP) in New York City. He served from 1968 to 1972 as a diver and officer on the U.S. Navy's only troop carrying submarine and earned the Navy Achievement, Vietnam Service, Vietnam Campaign and National Defense Medals. Formerly, he was a trustee of Washington & Lee University, a trustee of The Bolles School (“Bolles”), a trustee and board chair of Jacksonville University, a trustee of HabiJax (Habitat for Humanity in Jacksonville), a commissioner and board chair of the Jacksonville Housing Authority, a chair of the Jacksonville Sports Council, and a lacrosse coach at Bolles. He also served as a director of Florida Bank Group Inc. from September 2007 until its merger with Iberia Bank Corporation in 2015.

Mr. Tomm’s areas of relevant experience include strategic planning, corporate governance and leadership, corporate finance, capital markets, financial reporting, risk management and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2024
Director since: 2017
Age: 76

Mark J. Worden

Mr. Worden has served as our President and Chief Executive Officer since October 1, 2021 and prior to that appointment served as our President and Chief Customer Officer since September 2019. From September 2018 to September 2019, Mr. Worden served as our Executive Vice President – Chief Strategy and Marketing Officer.  Prior to joining us, Mr. Worden led the Northern European region for S. C. Johnson & Son, Inc. (“SC Johnson”), a manufacturer of household cleaning supplies and products, and was responsible for revenue and share growth objectives across six countries from May 2014 to July 2018.  Prior to that, Mr. Worden served as Assistant to the Chairman and Chief Executive Officer of SC Johnson from May 2012 to May 2014 and as a Senior Marketing Director from 2009 to 2012.  Mr. Worden also served as a Senior Brand Manager at Kimberly-Clark Corporation and held multiple marketing roles across its flagship brands during his tenure there from 2003 through 2009.

Mr. Worden’s areas of relevant experience include strategic planning, corporate governance and leadership, marketing and customer engagement, and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2024
Director since: 2021
Age: 48

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

•	To oversee management performance on behalf of our shareholders;

•	To ensure that the long-term interests of our shareholders are being served; and

•	To monitor adherence to and the effectiveness of our internal standards and policies.

Annual Meeting of Shareholders and Board Meetings

Our directors are expected attend the annual meeting of shareholders each year, and each of our directors then in office attended our 2021 annual meeting of shareholders.  During fiscal 2021, the Board held seven meetings.  Each of our directors attended at least 75% of the aggregate of the Board meetings and the meetings of the respective committees on which he or she served that were held during the period for which he or she was a director or committee member, other than Kent A. Kleeberger.  Mr. Kleeberger passed away in March 2022 and was not able to attend Board and committee meetings held in late fiscal 2021 due to health reasons.  Mr. Kleeberger was a director of the Company since 2003.  During his tenure on the Board, he had served as Lead Independent Director, Chair of the Audit Committee, and a member of the Compensation Committee and Nominating and Corporate Governance Committee.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and Chief Executive Officer enhances Board independence and oversight.  Moreover, the separation of these positions allows the Chief Executive Officer to better focus on running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director.  The independent directors are Mr. Aschleman, Ms. Guthrie, Ms. Randolph, and Mr. Tomm.  In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).  To facilitate communication between our management and our non-employee directors, Mr. Tomm has been designated as the Lead Independent Director and presides at executive sessions of the non-employee directors.  Following an executive session, the Lead Independent Director discusses any issues or requested actions to be taken with the Chief Executive Officer.  The Lead Independent Director is also responsible for disseminating information to the rest of the Board in a timely manner, for scheduling and preparing agendas for meetings of our non-employee directors and, together with our Chairman of the Board, our Vice Chairman of the Board, and our President and Chief Executive Officer, for scheduling and preparing agendas for meetings of our Board.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.  On March 18, 2021, we announced that the Board unanimously elected Mark J. Worden, our President and Chief Customer Officer, as our next President and Chief Executive Officer, effective September 30, 2021.  Mr. Worden succeeded Mr. Sifford, who stepped down as our Chief Executive Officer effective September 30, 2021, but continues to serve in the role of Vice Chairman of the Board and, in such role, is an employee and executive officer of the Company.  As part of this transition, Mr. Worden was appointed to the Board upon becoming our Chief Executive Officer.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Each of the committees operates pursuant to a written charter, which can be viewed on our website at investors.shoecarnival.com/governance/governance-documents.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our financial statements and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm.  It is also responsible for the review of our (i) financial reports, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures.  See “Board and Committee Role in Risk Oversight and ESG Initiatives” for additional information. The Audit Committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of three non-employee directors: Mr. Tomm (Chair), Mr. Aschleman, and Ms. Guthrie.  The Board and the Audit Committee believe the current member composition satisfies the Nasdaq Listing Rules governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the Nasdaq Listing Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has also determined that Mr. Tomm qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.  The Audit Committee met eight times during fiscal 2021.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs.  The Compensation Committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs.  For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive Compensation – Compensation Discussion and Analysis.”

In January 2022, the Compensation Committee engaged Pearl Meyer, LLC (“Pearl Meyer”) as its compensation consultant.  Pearl Meyer has assisted the Compensation Committee in establishing a new peer group utilized by the Compensation Committee in setting fiscal 2022 Executive compensation and in reviewing our Executive and non-employee director compensation programs and practices, including a comparison to companies in our new peer group.  The Compensation Committee did not engage a compensation consultant to provide peer group data or to otherwise advise the Compensation Committee in setting Executive compensation for fiscal 2021.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company.  Prior to engaging Pearl Meyer, the Compensation Committee assessed the independence of Pearl Meyer pursuant to SEC rules and the Nasdaq Listing Rules and concluded that no conflict of interest exists.

The Compensation Committee consists of four non-employee directors: Mr. Aschleman (Chair), Ms. Guthrie, Ms. Randolph and Mr. Tomm.  Each of the members meets the independence requirements of the Nasdaq Listing Rules and Rule 10C-1(b)(1) promulgated under the Exchange Act and is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.  During fiscal 2021, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee.  In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held six meetings during fiscal 2021.

Nominating and Corporate Governance Committee

The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, (iii) oversight of the annual performance evaluation of the Board, the committees of the Board and individual directors, and (iv) oversight of matters that involve our image, reputation and standing as a responsible corporate citizen, including our environmental, social and governance (“ESG”) related initiatives and activities.  As the nominating body of the Board, it also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board.  Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating Committee is to take into account geographic, occupational, gender, race/ethnicity and age diversity and the board diversity objectives set forth in Nasdaq’s corporate governance requirements.  Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics.  The Nominating Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors.  The diversity of directors is one of the factors that the Nominating Committee considers, along with the other selection criteria described above.

Director candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms or other persons. The Nominating Committee also will consider director candidates recommended by shareholders.  A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating Committee.  Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information.  A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary.  A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2023 Annual Meeting.”  The Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating Committee’s search for a candidate or whether the nominee was recommended by a shareholder.

The Nominating Committee consists of three non-employee directors: Ms. Guthrie (Chair), Mr. Aschleman, and Ms. Randolph.  Each member is “independent,” as such term for nominating committee members is defined in the Nasdaq Listing Rules.  The Nominating Committee met four times during fiscal 2021.

Board and Committee Role in Risk Oversight and ESG Initiatives

Our Board has ultimate oversight responsibility for our risk management process, and its various committees assist the full Board in fulfilling these oversight responsibilities in certain areas of risk.  In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls.  The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures.  The Board also periodically receives information about our risk management activities and the most significant risks we face, principally through Audit Committee reports to the Board and summary briefings provided by management.  Risks associated with technology are a particular focus, and our Information Technology department makes regular presentations to the Audit Committee and the Board regarding risks inherent in the information technology area, including cybersecurity risks.  The Audit Committee members, as well as each other Board member, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted.

In alignment with our increasing effort and attention on ESG-related matters, the charter of the Nominating Committee was amended in December 2019 to include specific authority to assist the Board in its oversight of matters relating to our image, reputation, and standing as a responsible corporate citizen, including ESG initiatives and activities.  The Nominating Committee has embraced this role and the importance of sustainability relative to value creation.  Beginning in fiscal 2020, our management has provided regular progress reports on the development of our ESG strategy.  These reports address our human capital resources, including our diversity and inclusion initiatives, and initiatives that reduce our impact on the environment as well as the impact these critical areas might have on our public image.

With respect to this increased focus, management recommended and the Nominating Committee and full Board approved, subject to shareholder approval, the alignment of our governance protocols with best practices by providing our shareholders with the ability to amend our By-Laws (see Proposal 4 on page 44 of this proxy statement).  In addition, the Nominating Committee and full Board approved the appointment of Diane Randolph to our Board, which has increased the Board’s overall diversity.

The Compensation Committee regularly reviews the risks associated with how we compensate our executive officers and Board members. The Compensation Committee and full Board recently approved a compensation recoupment (or clawback) policy for our current and former executive officers.  As further noted on page 25 of this proxy statement, the policy applies to both accounting restatements and fraud or intentional misconduct resulting in a violation of law that causes significant financial or reputational harm to us.  For a description of the Compensation Committee’s role in overseeing compensation-related risks, see “Executive Compensation – Compensation-Related Risk Assessment” on page 27 of this proxy statement.

Social and Environmental Responsibility

We recognize and embrace the importance of being a good corporate citizen who values our associates, meaningfully gives back to our communities and actively addresses the impact our operations have on the environment.  We understand that accomplishing these goals, along with delivering strong financial performance, drives long-term shareholder value.

Culture and Human Capital Management

We have intentionally built an employee-centric, customer-focused organization designed to compete at the highest levels in the retail industry. Our commitment to, and investment in, a strong performance culture is paramount to our long-term sustainability and success.  Annually we survey a cross-section of employees on matters involving policy and procedure, organizational structure, operating style, commitment to hiring a competent workforce, and commitment to integrity and ethical values. Since 2004, responses to this survey have an average score of 4.2 to 4.3, with 5 being “strongly agree.” We surveyed 200 plus employees in fiscal 2021 and over 85% of responses to individual questions received were either an “agree” or “strongly agree” response.  We are proud of these results and the consistency of them.

Our employee-centric culture aided us during the COVID-19 pandemic. As non-essential retailers were required to close to the public, many of our competitors decided to furlough a significant number of employees. We, however, took a different route, finding innovative ways to keep our associates in full employment. This strategy positively impacted our associates, their families, and the communities we serve. In addition, this decision enabled us to rapidly reopen our stores in a safe manner as soon as we were permitted to do so.

Workforce Diversity and Inclusion

We serve a diverse customer base and seek diversity in and among our workforce in all areas, from our stores to our distribution center and our corporate office. We believe that the diversity of our workforce and management is a tremendous asset. We are firmly committed to providing equal opportunities in all aspects of employment and believe that all individuals should be treated with respect and dignity. Diversity is an important element in our ongoing annual mandatory training for all employees and managers. We do not tolerate harassment or unlawful discrimination of any kind.

We have clear policies encouraging strong relationships and protecting open lines of communication with management at every level. This, coupled with our non-retaliation policy, encourages employees to raise issues and seek immediate redress of those issues if they should arise.

We understand the value of diversity at all levels, whether of gender, race, ethnicity, background or experience. As of January 29, 2022, our workforce identified as 63% female and 37% male. Our broad-based leadership team, including those who manage and lead our stores and those who lead our Company, identified as 60% female and 40% male. With respect to ethnicity, our leadership team identified as 60% Caucasian and 40% non-Caucasian. The diversity of our leadership team trends with the diversity of our customer base, which based on recent data from our Shoe Perks customer loyalty program, approximates two-thirds Caucasian and one-third African American, Hispanic, or Asian and is more female than male.

In our corporate leadership roles (senior director-level employees through our Chief Executive Officer), the portion identifying as female has significantly increased over the last four years from 5% to 27%. Our human resources, marketing, and supply chain departments, as well as portions of our merchandising and technology departments, are led by those who identify as female.

At the Board level, we are also focused on increasing our diversity. Currently 50% of our non-employee Board members are female, up from 20% last year.  We are continuing to refresh our Board and assess long-term succession as well as the diversity of the Board’s collective skill set. In fiscal 2021 and 2020, two total board members exited our Board as their terms expired, creating space for new directors who have enhanced our diversity.

The following matrix summarizes the diversity of our Board as of April 22, 2022:

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose
Gender Identity	2	5	-	-

Demographic Background: White	2	5	-	-

Retention

We believe our employee-centric culture not only supports higher levels of execution and performance, but also has led to increased retention of key talent. We take great pride in our store-level training programs that provide the foundation for long-term careers and our ability to promote from within. We are proud to support the first-time jobs for many of our associates where they gain workforce experiences that may grow into long-term careers with us, with others, or the skills to open their own business.

Currently, all of the general managers who operate our Shoe Carnival bannered stores and 90% of our district managers who oversee those general managers were trained, developed, and promoted from within. As of January 29, 2022, of our 28 district managers, 64% have been employed with us for more than 20 years. The average tenure of the general managers who operate our Shoe Carnival bannered stores was 13 years as of our fiscal 2021 year end.

Individuals who comprise our leadership team, which includes our named executive officers, vice presidents and senior director-level employees, have been employed by Shoe Carnival or Shoe Station for an average of 18 years.

Employee Benefits

Among the many ways we seek to serve our employees, we offer a complete range of benefits. These include competitive wages and incentives, including stock appreciation rights for mid-level managers; an employee stock purchase plan with a discount off the fair value of our common stock; employer-subsidized medical plans with dental and vision benefits; qualified and unqualified defined contribution plans with employer matching contributions; and merchandise discounts, among other benefits.

Training and Code of Business Conduct and Ethics

We are dedicated to strengthening our culture and execution through ongoing training for all associates. We are uniquely focused on training within our store-level, customer-facing operations. Employees must obtain necessary certifications in order to be responsible for the keys to a store and eventually to become a general manager. Our broad-based training program also engages and educates our employees on the following key topics:

•	Code of Business Conduct and Ethics (“Code of Ethics”);
•	Non-discrimination and anti-harassment, including the value of diversity and awareness of bias in all aspects of the employment relationship;
•	Cybersecurity awareness and responsibility; and
•	Supply chain security.

More information regarding our approach to conducting business responsibly, including our guidelines on discrimination and harassment, can be found in our Code of Ethics. Our Code of Ethics applies to all of our Board members, officers and employees, including our principal executive officer, our principal financial officer, and our principal accounting officer.

Our Code of Ethics is posted on our website at investors.shoecarnival.com/governance/governance-documents. We intend to disclose any amendments to the Code of Ethics by posting such amendments on our website. In addition, any waivers of the Code of Ethics for our Board members or executive officers will be disclosed in a Current Report on Form 8-K.

Safety of our Employees and Security of our Data

We strive to provide our associates with a safe and healthy work environment. We measure OSHA recordable incidents to gauge the success of our safety protocol. During calendar year 2021, we recorded 51 non-COVID related OSHA recordable incidents, an approximate 20% reduction in incidents compared to three years ago.

Our strategies to address the ever-expanding complexities of protecting customer and employee data and executing our business strategies in an increasingly digital world continue to advance. Our technology department monitors and regularly tests compliance with our protocols, provides regular updates to employees and management, and conducts annual training.

Community and Nonprofit Support Initiatives

We are committed to helping build stronger communities by giving back to the areas where we do business.  Throughout our history, we have demonstrated that commitment through sponsored events, educational programs, charitable donations, and volunteerism all focused on assisting the communities where we operate.  We support both national and local chapters of nonprofit organizations such as the Two Ten Foundation, United Way, Junior Achievement, National CASA/GAL Association, Youth First, the American Red Cross, Ronald McDonald House Charities, and Habitat for Humanity.

In addition, every year each store is provided funds to support local nonprofits in communities where the store is located.  Further, corporate associates can request and receive an annual financial stipend to support family-related nonprofit initiatives important to their families.

Our stores serve as a platform for our customers to contribute to causes by providing the option for customers to “round up” transactions to the nearest dollar, among other initiatives.  Organizations that have benefited from our ability to perform this critical function include St. Jude’s Research Hospital, the Boys and Girls Club, the American Cancer Society, and the Toys for Tots Foundation.

We are fully committed to accessibility for our disabled customers, whether at our physical stores or through our e-commerce platforms.  Our partnership with eSSENTIAL Accessibility allows all customers, regardless of ability, to shop via our website.  Through an assistive technology app, customers who have trouble typing, moving a mouse, gesturing or reading a screen are able to navigate our website using hands-free face tracking, voice activated controls, visual click assist, an on-screen keyboard, and speech-to-text.

Environmental Initiatives

We seek to minimize our impact on the environment and reduce our carbon footprint by actively implementing environmentally-friendly processes throughout our business, including energy efficiency initiatives, waste minimization, and the use of recycled materials within our supply chain.  Our most significant areas of focus are fuel and packaging material used to deliver merchandise to our distribution center and stores; the HVAC and lighting systems in our stores, distribution center, and corporate office; and recycling methods.

Fuel Consumption

Working closely with our dedicated transportation provider, we optimize the routing efficiency of trucks transporting product from our centralized distribution center to our retail stores.  Further fuel efficiency is achieved as we maximize the amount of product placed in each truck in a “load floor to ceiling” approach, resulting in fewer outbound shipments required to support our stores.

Recycle and Reuse of Corrugated Boxes, Paper and Wooden Pallets

In our distribution center, we have established a reuse and recycle program with the corrugated boxes we receive in shipments from vendors, reusing those boxes to ship product to our stores.  Where further reuse is not practicable, all corrugate across our operations is recycled.  In addition, we recycle wooden pallets when they are no longer useable.  This emphasis on responsible recycling of wood-based material extends across all of our operations, where a single stream recycling practice and policy has been established.

Energy Management

We have several important initiatives underway that reflect our commitment to responsibly minimize our use of energy.

At our corporate headquarters, we have implemented a wide range of energy reduction initiatives that have lowered energy consumption by nearly 45%.  These include reconfiguration of the HVAC, installation of UV window coverings, and use of LED lighting and occupancy sensors.

At our distribution center, energy-efficient lighting systems are also installed with occupancy sensors. “Opportunity chargers” are in place, providing a more efficient battery-charging process for material handling equipment throughout the facility.

This focus on minimizing environmental impact extends to our retail stores.  Whenever a store is newly constructed or relocated, it is equipped with LED lighting and an Energy Management System (“EMS”).  The EMS monitors and regulates HVAC, lighting, and storefront sign lighting, reducing energy consumption by 25%.  This program currently extends to one-third of our stores.  As we remodel our stores, we intend to install LED lighting and an EMS at each location.  We expect to have another one-third of our stores equipped with EMS within the next 12 months.  For those stores awaiting future implementation of the EMS, specialized thermostats reduce overall energy use.

We are proud of our ongoing sustainability accomplishments and our foundation for future energy management across our real estate portfolio.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

We are providing shareholders the opportunity to cast advisory votes on named executive officer compensation as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives.  The “Executives” are our President and Chief Executive Officer, our Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer, and our other executive officers (and former executive officers) named in the Summary Compensation Table on page 28 of this proxy statement.

This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement.  Accordingly, we are asking our shareholders to approve the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement.  We believe that our fiscal 2021 Executive compensation aligned with the objectives of our pay-for-performance compensation philosophy and with our financial performance and was effective in fulfilling the Compensation Committee’s compensation objectives.

Although the outcome of this annual vote is not binding on the Company, our Board or our Compensation Committee, our Board and our Compensation Committee value the opinion of our shareholders and will consider the results of the vote on this proposal when setting future compensation for our Executives.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

Executive Compensation

Compensation Discussion and Analysis

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow (the “Executives”), as determined and approved by the Compensation Committee (the “Committee”).  The Committee maintains the following executive compensation governance practices, each of which reinforces our compensation philosophy and objectives:

What We Do	What We Do Not Do
•Long-term equity-based awards granted to our Executives are weighted toward performance-based stock units (“PSUs”).	•Our Executives’ employment contracts do not provide for excise tax gross-ups upon a change in control and do not guarantee salary increases, bonuses or awards of equity-based compensation.
•Both our annual cash incentive plan and our PSUs include performance thresholds and payout caps.	•Our directors and executive officers are prohibited from hedging and pledging our stock.
•Our PSUs and service-based restricted stock units (“RSUs”) have double trigger change in control provisions.	•Our executive officers receive limited perquisites, and there are no tax gross-ups on those perquisites.
•Our directors and executive officers are subject to stock ownership requirements.	•There is no guaranteed return or above-market return on compensation that has been deferred.
•A new clawback policy was adopted by the Board for executive officers’ incentive compensation, including for fraud and intentional misconduct.	•No dividends are paid during the performance and vesting periods for our outstanding PSUs and RSUs. Dividends are paid if and when the units vest.
•The Committee has the discretion to lower performance-based awards when it determines that such adjustments would be in the best interests of the Company and our shareholders.	•We have not granted stock options since 2008. •We do not provide any pension benefits.

As a result of the planned and previously disclosed leadership transitions that occurred during fiscal 2021, our executive officers at the end of fiscal 2021 include:

Officer Name and Position at the End of Fiscal 2021
Mark J. Worden, President and Chief Executive Officer
W. Kerry Jackson, Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer
Carl N. Scibetta, Senior Executive Vice President – Chief Merchandising Officer
Marc A. Chilton, Executive Vice President – Chief Retail Operations Officer
Patrick C. Edwards, Vice President – Chief Accounting Officer, Controller and Secretary

Target Pay Mix

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity-based compensation.  The following charts show, with respect to our Chief Executive Officer and our other Executives, (i) base salary, (ii) target annual cash incentives under our Executive Incentive Compensation Plan (the “EICP”), and (iii) the grant date fair value of the PSUs and service-based RSUs granted to our Executives under our 2017 Equity Incentive Plan (the “2017 Equity Plan”), each as a percentage of total target direct compensation, for fiscal 2021:

Target CEO pay mix utilizes Mr. Worden’s annual base salary, as in effect on October 1, 2021, the date of his appointment as Chief Executive Officer, his target cash incentive payout percentage as in effect on October 1, 2021, and the grant date fair value of his long-term equity grant received on March 17, 2021.  The other Executives include Mr. Jackson, Mr. Scibetta, Mr. Chilton and Mr. Edwards.

Fiscal 2021 Financial Highlights

The following table highlights the year-over-year comparison of some of the key financial metrics that we use to evaluate our performance for the purposes of making compensation decisions. ($ amounts in thousands except per share data)

Key Financial Metrics	Fiscal 2021	Fiscal 2020	Fiscal 2019
Net Sales	$1,330,394	$976,765	$1,036,551
Comparable Store Sales Change	35.3%	(5.3)%	1.9%
Gross Profit Percentage	39.6%	28.7%	30.1%
Operating Income	$207,654	$21,865	$54,209
Net Income	$154,881	$15,991	$42,914
Net Income Per Diluted Share (1)	$5.42	$0.56	$1.46
(1)	On July 19, 2021, we completed a two-for-one stock split of our common stock and the per share information herein has been adjusted to reflect that stock split.

Fiscal 2021 was a record-breaking year for the Company.  Results in fiscal 2021 were the highest in terms of net sales, gross profit, operating income and net income per diluted share in our history, surpassing any previous records by wide margins.  Our net income per diluted share of $5.42 exceeded the net income per diluted share earned during the last six fiscal years combined.

Our fiscal 2021 financial results, along with our financial results from fiscal 2020, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

Compensation Philosophy and Objectives of the Overall Compensation Program

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating our executive compensation plans, policies and programs.  Regarding most compensation matters, including Executive compensation, our Chief Executive Officer provides recommendations to the Committee. However, the Committee is solely responsible for setting Executive compensation and does not delegate this function.

Our compensation philosophy is to closely align the interests of our Executives with the interests of our shareholders.  To accomplish this, we enact programs to attract, retain and motivate the finest talent possible at all levels of the organization.  Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return.  We strive for our compensation program to be competitive, treat all employees fairly, consider the appropriate proportions of rewarding management and shareholders, and balance the perception of other stakeholders regarding the competitiveness and reasonableness of our Executive compensation.  The Committee does not have a specific policy for the allocation of compensation between short-term and long-term components or cash and equity-based compensation or a specific competitive pay positioning percentile.  Our compensation programs emphasize financial stability and liquidity while increasing net sales, operating income, and net income per share.

Our compensation programs have the following characteristics:

•

Each individual’s compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance.  As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•

A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity-based compensation in the form of PSUs and service-based RSUs are utilized to provide incentives to Executives to create shareholder value through the attainment of both short-term and long-term goals.

•

Compensation takes into consideration the value of similar jobs in the marketplace.  To retain a highly-skilled workforce, our goal is to be competitive with the compensation paid by those with whom we compete for talent.

The Committee, along with management, recognizes that the challenges faced by a retail organization require compensation programs to remain flexible to meet prevailing market conditions for key management roles.  Determination of appropriate compensation for our Executives is subjective because the Committee does not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.  We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy embedded in our compensation programs.

Determination of Compensation Amounts

In fiscal 2017 and fiscal 2018, Frederic W. Cook & Co., Inc. (“FW Cook”) served as the Committee’s independent consultant on Executive and director compensation matters. The advice and recommendations provided by FW Cook, and the peer group established by the Committee with the advice of FW Cook, served as the foundation of the Committee’s approach to Executive compensation in setting fiscal 2021 awards, targets and vesting periods.

In setting fiscal 2021 compensation, the Committee reviewed tally sheets for each Executive and other compensation information specific to each Executive.  The Committee also reviewed compensation information for individuals in comparable positions at the companies in our peer group, as set forth in the proxy statements for such companies available prior to the Committee’s meeting in March 2021, which was compiled by management at the Committee’s request.  Although the Committee reviewed the compensation data of the peer group companies in setting fiscal 2021 compensation, it did not benchmark the compensation of the Executives utilizing the peer group data.

The peer group utilized in setting fiscal 2021 compensation was the same peer group utilized in setting fiscal 2020 compensation, with the exception of removing RTW Retailwinds, Inc., which filed for bankruptcy.  This peer group of similarly sized retailers, with an emphasis on footwear retailers, includes the following companies:

Fiscal 2021 Peer Companies
Caleres, Inc.	Hibbett Sports, Inc.
Citi Trends, Inc.	Oxford Industries, Inc.
Crocs, Inc.	Sportsman’s Warehouse Holdings, Inc.
Deckers Outdoor Corporation	Steven Madden, Ltd.
Designer Brands Inc. (formerly DSW Inc.)	Tilly’s, Inc.

Impact of Say-on-Pay Vote on our Executive Compensation Decisions in Fiscal 2021

At our 2021 annual meeting of shareholders, the annual say-on-pay vote received more than 95% shareholder approval.  As a result of this strong shareholder support, the Committee made no material changes to our Executive compensation programs as a result of the 2021 say-on-pay vote.  The Committee continues to work with our investor relations professionals to ensure that our Executive compensation programs and governance oversight protocols are responsive to our shareholders’ needs.

When determining how often to hold say-on-pay votes, the Board takes into account the strong preference for an annual vote expressed by our shareholders at our 2017 annual meeting.  Accordingly, the Board determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held at our 2023 annual meeting.

Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2021 Outcomes

On March 17, 2021, the Committee set Executive compensation levels for fiscal 2021, taking into account the planned successions and promotions that occurred during fiscal 2021. The Committee completed its review and approval of the fiscal 2021 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and the impact of the COVID-19 pandemic on our business and operating results, and set Executive compensation for fiscal 2021 based on this evaluation.

Base Salary

Base salary provides for fixed compensation and rewards the core competencies of each Executive relative to job responsibilities, skill set, industry experience, tenure and individual performance.  The Committee also considers the Company’s overall performance and peer group data for comparable positions when setting base salaries.  Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives.

The fiscal 2021 base salary for each Executive was approved as follows:

	Annual Base Salary
Name	Fiscal 2021	Percentage Increase Compared to Fiscal 2020
Mark J. Worden (1)	$645,333	7.5%
W. Kerry Jackson	$601,000	3.0%
Carl N. Scibetta (2)	$575,000	8.4%
Marc A. Chilton (2)	$430,000	19.2%
Patrick C. Edwards (2)	$220,000	10.0%
Clifton E. Sifford (3)	$579,167	N/A

(1)

For the period from January 1, 2021 to September 30, 2021, Mr. Worden’s base salary was $618,000, which represented a 3.0% increase from his base salary in fiscal 2020.  On October 1, 2021, Mr. Worden’s base salary increased to $700,000 upon becoming our Chief Executive Officer, as approved by the Committee in March 2021.

(2)	The increases in Messrs. Scibetta’s, Chilton’s and Edwards’ base salaries were to reflect their increased responsibilities in connection with their promotions that occurred during fiscal 2021.

(3)

Mr. Sifford’s annual base salary was $737,500 from January 31, 2021 to September 30, 2021, which represented a 3.0% increase from his base salary in fiscal 2020.  For his service as Vice Chairman of the Board, Mr. Sifford received $25,000 per month as base compensation from October 1, 2021 through December 31, 2021, and on January 1, 2022, he began receiving base compensation of $300,000 per year, payable one-half in cash and one-half in an equity award. The equity award will be granted on the date of each year’s annual shareholders’ meeting and will vest on January 2nd in the year following the grant.

Annual Cash Incentives under the EICP

The EICP is a performance-based cash incentive program, which is designed to reward members of our management team, including our Executives, for meeting financial goals.  Performance targets may be based on one or more specified business criteria and performance periods may be for one or more full fiscal years or for a spring or fall season.

On March 17, 2021, the Committee established the performance criteria and targets for a cash bonus that all of our officers, including the Executives, could earn under the EICP based on our operating income for fiscal 2021, calculated in accordance with U.S. generally accepted accounting principles (“Operating Income”).  At that time, the Committee also established the threshold, target and maximum performance levels, with payout for performance between threshold and target and between target and maximum Operating Income to be interpolated.

The Operating Income business criteria was first selected by the Committee in 2017, and after considering our current business strategy, the Committee determined that using Operating Income remained appropriate for evaluating our performance for fiscal 2021.

When setting the threshold, target and maximum performance levels, the Committee utilized financial projections prepared by management.  These projections incorporated various assumptions related to targeted comparable store sales, gross profit, new store openings, store closings and selling, general and administrative expense levels.  These projections also incorporated known risk factors inherent with the economic retail climate and reflected both the challenges and opportunities facing the Company.  Such uncertainties specifically considered in March 2021 when the performance criteria and performance targets were set included the lingering and unknown effects of the COVID-19 pandemic, emerging supply chain disruption, and emerging direct-to-consumer initiatives by certain of our vendors.

Given these projections and uncertainties, the Committee determined that the target Operating Income for fiscal year 2021 should be set at 246% of our fiscal 2020 Operating Income, which had been significantly impacted by the COVID-19 pandemic.  Upon the attainment of target Operating Income for fiscal 2021, or $53.9 million, each Executive would earn the target bonus.

The following table sets forth the percentage of salary each Executive could earn based upon the attainment of the various levels of Operating Income in fiscal 2021, and the resulting EICP payouts:

	EICP Opportunity as % of Salary			Operating Income Goals ($ in millions)				EICP Payout
	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual	% of Salary	$000s
Mark J. Worden (from 10/1/21, as CEO)	15%	100%	150%	$50.6 (94% of Target)	$53.9	$64.6 (120% of Target)	$207.7 (385% of Target)	131%	$844.4
Mark J. Worden (through 9/30/21, as President & CCO)	12%	80%	120%
W. Kerry Jackson	9%	60%	90%					90%	$540.9
Carl N. Scibetta	9%	60%	90%					90%	$517.5
Mark A. Chilton	9%	60%	90%					90%	$387.0
Patrick C. Edwards	5%	35%	52.5%					52.5%	$115.5
Clifton E. Sifford (1)	15%	100%	150%					150%	$737.5
(1)	The bonus earned by Mr. Sifford for fiscal 2021 was pro-rated based on the eight months he served as Chief Executive Officer.

Additional Bonuses

No discretionary bonuses were awarded by the Committee to Executives during fiscal 2021.

Long-Term Equity-Based Incentives under the 2017 Equity Plan

Equity compensation is an important element in the overall compensation of our Executives and other key employees. These awards vest over time and/or upon the attainment of performance measures, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance. Since June 2017, long-term equity-based incentive awards have been granted pursuant to the 2017 Equity Plan, at the discretion of the Committee.

On March 17, 2021, the Committee granted a combination of PSUs and service-based RSUs as equity-based incentive compensation to members of our management, including our Executives.  The Committee determined that for Messrs. Worden, Jackson, Scibetta, Chilton and Sifford, approximately 75% of the total target dollar value of the equity awards granted to them would be PSUs and approximately 25% would be service-based RSUs.  For Mr. Edwards approximately 67% of the total target dollar value of the equity awards granted to him were PSUs and approximately 33% were service-based RSUs.  The target number of PSUs and the service-based RSUs granted to our Executives were as follows (as adjusted for the two-for-one stock split that occurred on July 19, 2021):

Name	Target Number of PSUs	Number of Service-Based RSUs
Mark J. Worden	16,896	5,632
W. Kerry Jackson	13,204	4,402
Carl N. Scibetta	13,204	4,402
Marc A. Chilton	10,300	3,434
Patrick C. Edwards	2,202	1,102
Clifton E. Sifford	11,264	3,754

PSUs

The Committee determined to use net income per diluted share as the performance measure for the PSUs.  Given the continued volatility and uncertainty in the retail industry, the Committee decided to use fiscal 2021 as the measurement period. After taking into consideration the potential dilutive effect of the PSUs on our shareholders, the Committee authorized a range of goals at threshold, target, and maximum levels of performance, and set the percentage of the number of PSUs that may be earned at 25% for threshold performance and at 125% for maximum performance.

The net income per diluted share target of $1.41 was set by the Committee at approximately 250% of the net income per diluted share earned in fiscal 2020 (which was impacted by the COVID-19 pandemic). The financial projections and related risk factors considered by the Committee when establishing the performance criteria and range of potential outcomes for the PSUs were the same as those used in its determination of annual cash incentives under the EICP.

The Committee authorized that a payout for performance between threshold and target and between target and maximum net income per diluted share would be interpolated.  Performance below the threshold level would result in forfeiture of all PSUs and any dividend equivalents accrued on such PSUs.

With respect to the issuance of the PSUs, the following were consistent with past practice: 1) the use of net income per diluted share as the performance metric; 2) the use of a one fiscal-year performance period; 3) the range of payout percentages; and 4) the use of interpolation.

The following table sets forth the percentage of target PSUs each Executive would receive based upon the attainment of the various levels of fiscal 2021 net income per diluted share and the resulting PSU award payout:

	2021 PSU Payout Schedule
	Below Threshold	Threshold	Target	Maximum	FY 2021 Actual
FY 2021 Net Income Per Diluted Share	< $1.33	$ 1.33	$ 1.41	$ 1.69	$5.42
% of Target	<94%	94%	100%	120%	384%
Payout (% of Target Number of PSUs)	0%	25%	100%	125%	125%

Also consistent with past practice, one-half of the PSUs (and any associated accrued dividend equivalents) that were determined by the Committee to be earned based on our net income per diluted share for fiscal 2021 vested on March 31, 2022 and the remaining one-half vest on March 31, 2023, provided that the Executive maintains continuous service with us through such date.

RSUs

The service-based RSUs granted on March 17, 2021 to Messrs. Worden, Jackson, Scibetta and Sifford vest over three years, with one-third vesting on each of the following dates:  March 31, 2022, March 31, 2023 and March 31, 2024, provided that the Executive maintains continuous service with us through such dates.  The Committee moved to a three-year vesting period for our Executives in fiscal 2020 and determined to keep this best practice going forward.  As a result of their promotions during the fiscal year, the service-based awards granted to Messrs. Chilton and Edwards have a different vesting period and cliff vest on March 31, 2023.

Treatment of Dividend Equivalents

For any cash dividends that we pay on the shares of our common stock while the PSUs and RSUs are outstanding and unvested, as of each dividend payment date, a dollar amount of dividend equivalents is credited to the respective Executive’s account.  If the PSUs are earned, and when the PSUs and RSUs vest, the amount of the accrued dividend equivalents is paid in cash to the Executives.

Aggregate Size of the Long-Term Equity Incentive Awards

In approving equity awards granted to all participants for fiscal 2021, which includes the Executives and other members of management, the Committee considered the dilutive effect of the proposed grant and determined that the total number of shares issued be approximately 0.75% of the then outstanding shares (at the target level of performance for the PSUs).  Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees.  We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention, including an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. In addition, we provide for an automobile allowance for certain Executives and our Chief Executive Officer is eligible for limited personal utilization of the Company-provided aircraft.  These other executive benefit programs and perquisites were not changed from fiscal 2020. On October 1, 2021, Mr. Sifford began receiving a monthly stipend of $2,957 for his service as Vice Chairman of the Board.  Details of our perquisites are contained in footnote 6 to the Summary Compensation Table.

Compensation Decisions Impacting Timothy T. Baker, our former Chief Retail Operations Officer

As a result of Mr. Baker’s planned departure from the Company, at its meeting on March 17, 2021, the Committee approved no base salary increase for Mr. Baker, determined he would not participate in the EICP for fiscal 2021, and granted no equity awards to him in fiscal 2021 under the 2017 Equity Plan.

Decisions Regarding our Executive Compensation Programs for Fiscal 2022

In January 2022, the Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to serve as its independent compensation consultant.  Pearl Meyer advised the Committee with respect to the peer group utilized in setting Executive compensation and the design and structure of our annual cash incentive program and our long-term equity-based incentive compensation program, including a comparison of such programs to companies in the new peer group.

With the assistance of Pearl Meyer, the Committee approved the following new peer group for fiscal 2022:

Fiscal 2022 Peer Companies
Boot Barn Holdings, Inc.	Genesco, Inc.
The Buckle, Inc.	Hibbett Sports, Inc.
Caleres, Inc.	Oxford Industries, Inc.
Carter’s, Inc.	Steven Madden, Ltd.
The Cato Corporation	Tilly’s, Inc.
Citi Trends, Inc.	Wolverine World Wide, Inc.
Crocs, Inc.	Zumiez, Inc.
Designer Brands Inc. (formerly DSW Inc.)

Median Revenue: $1.6 billion	Median Market Capitalization: $1.0 billion

On March 9, 2022, the Committee approved our Executive compensation for fiscal 2022 after taking into consideration Pearl Meyer’s advice and recommendations. Material decisions regarding our compensation programs effective for fiscal 2022 include the following:

•	Increased the EICP target and maximum incentive opportunities to provide additional focus on driving annual operating income results.

-	The payout percentage at target performance increased to 125% for Mr. Worden and to 75% for Messrs. Jackson, Scibetta and Chilton.
-

The payout at threshold performance for all Executives increased to 25% of the target payout and the payout at maximum performance for Messrs. Worden, Jackson, Scibetta and Chilton increased to 175% of the target payout.

•	Shifted the mix of long-term equity awards, lengthened the vesting periods and increased the payout opportunities to improve Executive attraction and retention goals.
-	60% of the grant date fair value of the fiscal 2022 equity awards was PSUs (at the target level of performance) and 40% was service-based RSUs.
-	Any earned PSUs vest in full on the third anniversary of grant (March 31, 2025), subject to continued service.
-	One-third of the RSUs granted vest on the second anniversary of grant (March 31, 2024) and two-thirds of the RSUs vest on the third anniversary of grant (March 31, 2025), subject to continued service.

-	The payout for the PSUs at maximum performance increased to 175% of the target number of PSUs.
•	Continued to use annual net income per diluted share as the performance target for PSUs and annual Operating Income for the EICP.

Recoupment Policy

On March 10, 2022, the Board, based on the recommendation of the Committee, adopted a policy providing for the recoupment of any annual or long-term incentive compensation, including cash-based or equity-based compensation, awarded to our “officers,” as defined in Section 16a-1(f) of the Exchange Act, which includes all of our Executives. The policy applies to an accounting restatement due to material noncompliance with any financial reporting requirements. To the extent deemed appropriate by the Committee, the Company will seek to recover or cancel the amounts by which a current or former Executive’s incentive compensation that was awarded, vested or paid during a three-fiscal-year lookback period exceeded the amount that would have been awarded, vested or paid based on the restated financial results.  The policy also applies to fraud or intentional misconduct committed by a current or former Executive that results in a violation of law and that causes significant financial or reputational harm to the Company.  To the extent deemed appropriate by the Committee, the Company will seek to recover or cancel an Executive’s incentive compensation that is awarded, vested or paid, is scheduled to be vested or paid or is currently in a performance measurement period.  The time period for such recoupment includes the fiscal year in which the fraud or illegal misconduct occurred, the three fiscal years preceding such fiscal year and any fiscal years subsequent to such fiscal year.

In addition to our internal policy, the Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with each of Messrs. Worden, Jackson, Scibetta and Chilton, which specifies various payments to be made to these Executives in the event that employment is terminated, including upon a qualifying termination following a change in control. We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

We have not utilized an “excise tax gross-up” provision in our employment agreements for some time and have no intention of reintroducing one.  The employment agreements with our Executives state that, in the event of an “excess parachute payment,” the aggregate payments and benefits otherwise constituting a parachute payment may be reduced in order to eliminate the impact of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), if such reduction would result in a higher net payment to the Executive.

Mr. Sifford’s employment and noncompetition agreement with the Company was mutually terminated effective September 30, 2021.  A letter agreement entered between Mr. Sifford and the Company on September 30, 2021 does not provide for any payments upon his termination or upon a change in control, but does contain non-competition, non-solicitation and non-disparagement provisions to which Mr. Sifford is subject during the term of the letter agreement and for 12 months after the termination of his employment with the Company for any reason, as well as customary confidentiality provisions.

Further information on our termination and change in control arrangements is contained under the section “Termination and Change in Control Arrangements” beginning on page 34 of this proxy statement.

Stock Ownership Guidelines

Under our stock ownership guidelines, our Chairman of the Board, our Vice Chairman and our Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other executive officers required to own shares valued at two times their annual base salary.  Unvested and vested shares of restricted stock, RSUs or PSUs awarded as a new hire inducement are not counted toward the ownership requirements except for the Chief Executive Officer, who can elect to have such inducement award count toward the requirements.

Unless otherwise determined by the Committee, until an executive officer has reached the ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award. The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of valuation determination.

The Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each executive officer has met his or her ownership goal annually.  The Committee reviewed the current ownership valuation for each of our executive officers at its March 2022 meeting, using a valuation date of January 29, 2022, our fiscal 2021 year end.  Of our executive officers, Messrs. Weaver, Sifford, Jackson, and Scibetta met the ownership requirements, as amended, as of that valuation date.

Policy on Hedging and Pledging of Common Stock

Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.  In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly; and (b) conducting short sales of Company securities. This restriction does not preclude our directors and executive officers from engaging in general portfolio diversification or investing in broad-based index funds.

Other Compensation-Related Matters

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements.  Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation.  We made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act.  Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 and our proxy statement for the 2022 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee

James A. Aschleman (Chair)

Andrea R. Guthrie

Diane Randolph

Charles B. Tomm

Compensation-Related Risk Assessment

In March 2022, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices.  As part of the Compensation Committee’s review, it noted the following factors that reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.
•	There is a balanced mix of cash and equity and annual and longer-term incentive compensation.
•

While the performance criteria used under our EICP has been Operating Income achieved in a particular fiscal year (or in the instance of fiscal 2020, part of a fiscal year), the overall compensation of our Executives is not overly weighted toward this metric.

•

Our EICP has payouts at multiple levels of performance.  Assuming achievement of at least a minimum level of performance, payouts under the EICP result in at least some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.  The maximum bonus percentage payable under the EICP for fiscal 2021 is also capped at percentages of the Executives’ annualized base salary to protect against disproportionately large short-term incentives.

•

The Compensation Committee has the discretion to lower performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•	We do not grant stock options.
•

The performance-based equity awards granted to our Executives vest based on our attainment of certain net income per diluted share targets, aligning the interests of our Executives with those of our shareholders.  Our PSUs granted in fiscal 2021 were earned, and our PSUs granted in fiscal 2022 will be earned, at multiple levels of performance, rather than an “all-or-nothing” approach.

•

We have adopted an incentive compensation recoupment policy, pursuant to which we may recoup incentive compensation awarded or paid to our Executives in the event of an accounting restatement due to material noncompliance with any financial reporting requirements or if the Executive has committed fraud or intentional misconduct resulting in a violation of law that has caused significant financial or reputational harm to the Company.

•	Stock ownership guidelines applicable to all non-employee directors and all executive officers further align interests with those of our shareholders.
•

Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.  In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly, whether or not such Company securities were acquired as part of such individual’s compensation; and (b) conducting short sales of Company securities.

Some of our non-executive employees are eligible to receive bonuses and equity awards.  With respect to the non-executive officer employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking.  For those non-executive employees who are eligible to receive service-based equity awards, the equity awards typically vest in full after two years or, in the case of the service-based RSUs granted in fiscal 2020 and fiscal 2022, one-third after two years and two-thirds after three years.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain.  As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by each of our Executives for fiscal 2021 and, as applicable, fiscal 2020 and fiscal 2019.

Name and Principal Position	Fiscal Year (1)	Salary(2)	Bonus (3)	Stock Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Mark J. Worden, President and Chief Executive Officer	2021	$645,333	$-	$639,683	$844,400	$52,351	$2,181,767
	2020	$588,462	$43,200	$193,170	$288,000	$59,597	$1,172,429
	2019	$552,000	$31,760	$392,863	$321,324	$21,586	$1,319,533
W. Kerry Jackson, Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer	2021	$601,000	$-	$499,922	$540,900	$69,395	$1,711,217
	2020	$572,279	$31,509	$144,822	$210,060	$75,660	$1,034,330
	2019	$583,500	$-	$441,858	$353,426	$177,871	$1,556,655
Carl N. Scibetta, Senior Executive Vice President – Chief Merchandising Officer	2021	$575,000	$-	$499,922	$517,500	$58,129	$1,650,551
	2020	$520,298	$28,647	$144,878	$190,980	$62,225	$947,028
	2019	$530,500	$-	$392,863	$321,324	$146,028	$1,390,715
Marc A. Chilton Executive Vice President – Chief Retail Operations Officer(7)	2021	$416,635	$-	$389,977	$387,000	$60,648	$1,254,260
Patrick C. Edwards Vice President – Chief Accounting Officer and Secretary(7)	2021	$216,923	$-	$93,817	$115,500	$24,928	$451,168
Clifton E. Sifford, Vice Chairman of the Board	2021	$579,167	$-	$426,436	$737,501	$107,587	$1,850,691
	2020	$702,231	$64,440	$241,463	$429,600	$120,361	$1,558,095
	2019	$716,000	$-	$687,508	$722,802	$298,158	$2,424,468
Timothy T. Baker, Former Executive Vice President – Chief Retail Operations Officer(8)	2021	$108,150	$-	$-	$-	$946,336	$1,054,486
	2020	$551,565	$30,369	$144,878	$202,457	$53,926	$983,195
	2019	$562,500	$-	$392,863	$340,634	$111,986	$1,407,983

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2021, 2020 and 2019 were each 52-week years.

(2)

For Mr. Worden, his salary in fiscal 2021 reflects a base salary of $618,000 for the period from January 31, 2021 to September 30, 2021 and a base salary of $700,000 for the period from October 1, 2021 to January 29, 2022.

For Mr. Worden, his salary in fiscal 2019 reflects a base salary of $530,500 for the period from February 3, 2019 to September 18, 2019 and a base salary of $600,000 for the period from September 19, 2019 to February 1, 2020.

For Mr. Chilton and Mr. Edwards, their base salaries in effect at the end of fiscal 2021 were $430,000 and $220,000, respectively.  Their salaries during fiscal 2021 disclosed in the chart are reflective of their in-year promotions and salary adjustments.

For Mr. Sifford, his salary in fiscal 2021 reflects an annual base salary of $737,500 for the period from January 31, 2021 to September 30, 2021, a base salary of $25,000 each month from October 1, 2021 to December 31, 2021 and an annual cash base salary of $150,000 beginning January 1, 2022.

For fiscal 2020, for the period from April 5, 2020 through May 5, 2020, each Executive incurred at 20% temporary reduction in base salary while 50% of our stores were closed due to the COVID-19 pandemic.

The amounts in this column reflect the salary earned by the Executive in each respective fiscal year.  Fiscal 2019 included 27 pay periods, as compared to the standard 26 pay periods in fiscal 2021 and fiscal 2020 for our Executives, who are all paid bi-weekly.  As a result, actual salaries paid in fiscal 2019 were approximately 3.7% higher than that presented for Messrs. Sifford, Jackson, Baker, and Scibetta for fiscal 2019 reflected in this column and approximately 4% higher for Mr. Worden, given the mid-year pay increase noted above.

(3)

For fiscal 2020, the amount for each Executive represents an additional bonus in recognition of the Executive’s contributions to our financial performance for the first half of fiscal 2020, for which no performance measures were established under the EICP.

For fiscal 2019, the amount for Mr. Worden represents an additional bonus in recognition of his contributions to our financial performance and to reflect that his payout under the EICP for fiscal 2019 did not take into consideration his increased base salary, which became effective on September 19, 2019 when he was promoted to the position of President and Chief Customer Officer.

(4)

Amounts reflect the aggregate grant date fair value of performance-based and service-based equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).  The grant date fair value of each performance-based award was computed based on the level of performance that was deemed probable on the grant date, which was the target level of performance for the PSUs granted in fiscal 2021 and fiscal 2019. Only service-based RSUs were granted in fiscal 2020.

The table below sets forth the grant date fair value of the service-based RSUs granted in fiscal 2021 and the PSUs granted in fiscal 2021 at target performance and maximum performance.

		PSUs
Name	Service-Based RSUs	Target	Maximum
Mark J. Worden	$159,921	$479,762	$599,702
W. Kerry Jackson	$124,995	$374,927	$468,659
Carl N. Scibetta	$124,995	$374,927	$468,659
Mark A. Chilton	$97,508	$292,469	$365,586
Patrick C. Edwards	$31,291	$62,526	$78,171
Clifton E. Sifford	$106,595	$319,841	$399,802

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

(5)

GAAP Operating Income achieved for fiscal 2021 was $207.7 million, which exceeded the established maximum level of performance.  As a result, the maximum bonus was paid to each Executive.  Mr. Sifford’s and Mr. Worden’s bonuses were based on pro-rated base salary and payout percentages during fiscal 2021 due to the change in their positions during fiscal 2021.

GAAP Operating Income achieved for the third and fourth quarters of fiscal 2020 was $30.7 million, which exceeded the maximum level of performance.  As a result, the maximum bonus was paid at 60% of base salary for Mr. Sifford, 48% of base salary for Mr. Worden, and 36% of base salary for Messrs. Jackson, Scibetta and Baker.

GAAP Operating Income achieved for fiscal 2019 was $54.2 million, which slightly exceeded the target level of performance.  As a result, an interpolated bonus between target and maximum was paid at approximately 101.0% of base salary for Mr. Sifford and approximately 60.6% of base salary for Messrs. Worden, Jackson, Scibetta and Baker.

(6)

We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees.  We also provide Executives with other executive benefit programs and perquisites.  Perquisites and personal benefits received by certain Executives in fiscal 2021 included:

•An automobile allowance of $1,100 per month for Messrs. Worden, Jackson, Scibetta, Chilton (effective April 4, 2021), Sifford (until October 1, 2021), and Baker (until April 3, 2021).

•A monthly stipend of $2,957 paid to Mr. Sifford commencing on October 1, 2021 for his service as Vice Chairman of the Board

•Limited personal utilization of the Company-provided aircraft by our CEO, the value of which is based on the incremental cost of utilization.  For Messrs. Worden and Sifford, the incremental cost for utilizing Company-provided aircraft totaled $7,422 and $44,895, respectively.

The amounts in this column for fiscal 2021 also include (a) matching contributions made by us under our 401(k) and deferred compensation plans; (b) the discount on the Executive’s purchases under the Employee Stock Purchase Plan; (c) reimbursements under our Executive medical plan; (d) premiums on the Executive’s life and long-term disability insurance; and (e) cash dividend equivalents subject to forfeiture that were paid to the Executive upon the vesting of PSUs and RSUs.  These amounts are detailed in the following table:

	401(k) Match	Deferred Compensation Plan Match	Discount under the Employee Stock Purchase Plan	Medical Plan Reimbursements	Life Insurance Premiums	Long-term Disability Insurance Premiums	Cash Dividend Equivalents on PSUs and RSUs
Mark J. Worden	$5,954	$-	$-	$4,927	$536	$900	$19,412
W. Kerry Jackson	$5,825	$34,217	$-	$8,188	$536	$900	$6,529
Carl N. Scibetta	$5,862	$28,985	$-	$2,957	$536	$900	$5,689
Marc A. Chilton	$5,810	$17,105	$-	$23,141	$536	$900	$2,156
Patrick C. Edwards	$4,687	$10,597	$-	$8,106	$283	$450	$805
Clifton E. Sifford	$4,869	$20,689	$882	$3,427	$356	$600	$10,141
Timothy T. Baker	$754	$4,458	$882	$5,194	$135	$225	$5,689

(7)	Mr. Chilton was appointed an executive officer on April 4, 2021. Mr. Edwards was appointed an executive officer on March 18, 2021.
(8)

Mr. Baker’s employment with us ended on April 3, 2021.  Pursuant to agreements that were in effect and/or executed at the time of his planned departure, he was paid $925,699.  This payment is included in “All Other Compensation.”

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Mark J. Worden	03/17/21				4,224	16,896	21,120		$479,762
	03/17/21							5,632	$159,921
		$84,440	$562,933	$844,400
W. Kerry Jackson	03/17/21				3,301	13,204	16,505		$374,927
	03/17/21							4,402	$124,995
		$54,090	$360,600	$540,900
Carl N. Scibetta	03/17/21				3,301	13,204	16,505		$374,927
	03/17/21							4,402	$124,995
		$51,750	$345,000	$517,500
Marc A. Chilton	03/17/21				2,575	10,300	12,875		$292,469
	03/17/21							3,434	$97,508
		$38,700	$258,000	$387,000
Patrick C. Edwards	03/17/21				551	2,202	2,753		$62,526
	03/17/21							1,102	$31,291
		$11,000	$77,000	$115,500
Clifton E. Sifford	03/17/21				2,816	11,264	14,080		$319,841
	03/17/21							3,754	$106,595
		$73,750	$491,667	$737,501

(1)

Represents the amount each Executive could have earned based upon the attainment of various target levels of GAAP Operating Income for fiscal 2021 under the EICP.  The material terms of the Executives' bonus awards under the EICP are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2021 Outcomes ― Annual Cash Incentives under the EICP.”  For fiscal 2021, GAAP Operating Income exceeded the maximum level of performance.  As a result, for fiscal 2021, the Executives received the maximum bonus as noted in this chart under our EICP.

(2)

Represents PSUs granted to the Executives on March 17, 2021 under the 2017 Equity Plan. The material terms of these PSU grants are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2021 Outcomes ― Long-Term Equity-Based Incentives under the 2017 Equity Plan.”  For fiscal 2021, our net income per diluted share exceeded the maximum level of performance.  As a result, the Executives earned the maximum number of PSUs.  One-half of these PSUs vested on March 31, 2022 and one-half will vest on March 31, 2023, subject to the Executive’s continuous service with us through such date.

(3)

Represents service-based RSUs granted to the Executives on March 17, 2021 under the 2017 Equity Plan.  The material terms of these RSU grants are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2021 Outcomes ― Long-Term Equity-Based Incentives under the 2017 Equity Plan.”  For Messrs. Worden, Jackson, Scibetta and Sifford, one-third of these RSUs vested on March 31, 2022, one-third will vest on March 31, 2023, and one-third will vest on March 31, 2024, subject to the Executive’s continuous service with us through such dates. For Messrs. Chilton and Edwards, the RSUs cliff vest on March 31, 2023, subject to the Executive’s continuous service with us through such date.

(4)

The grant date fair value assigned to these awards was calculated in accordance with ASC 718, using the closing market price of our common stock on the grant date, which was $28.395, as adjusted for the two-for-one stock split completed on July 19, 2021.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the end of the fiscal year ended January 29, 2022, as adjusted for the two-for-one stock split completed on July 19, 2021.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Mark J. Worden
	03/18/20 (2)	28,016	$925,649
	03/17/21 (3)	21,120	$697,805
	03/17/21 (4)	5,632	$186,081
W. Kerry Jackson
	03/18/20 (2)	21,004	$693,972
	03/17/21 (3)	16,505	$545,325
	03/17/21 (4)	4,402	$145,442
Carl N. Scibetta
	03/18/20 (2)	21,012	$694,236
	03/17/21 (3)	16,505	$545,325
	03/17/21 (4)	4,402	$145,442
Marc A. Chilton
	03/18/20 (2)	9,806	$323,990
	03/17/21 (3)	12,875	$425,390
	03/17/21 (5)	3,434	$113,459
Patrick C. Edwards
	10/01/19 (6)	2,000	$66,080
	03/18/20 (2)	5,604	$185,156
	03/17/21 (3)	2,753	$90,959
	03/17/21 (5)	1,102	$36,410
Clifton E. Sifford
	03/18/20 (2)	35,020	$1,157,061
	03/17/21 (3)	14,080	$465,203
	03/17/21 (4)	3,754	$124,032

(1)			The value of the shares that have not vested was computed utilizing $33.04, the closing price of our common stock on Friday, January 28, 2022.
(2)

Represents service-based RSUs granted on March 18, 2020 under the 2017 Equity Plan. One-third of these RSUs vested on March 31, 2022 and the remaining two-thirds will vest on March 31, 2023, provided the Executive maintains continuous service with us through such date.

(3)

Represents PSUs granted under the 2017 Equity Plan on March 17, 2021, which were earned based on our actual net income per diluted share for fiscal 2021.  One-half of these PSUs vested on March 31, 2022 and one-half vests on March 31, 2023, provided the Executive maintains continuous service with us through such date.

(4)

Represents service-based RSUs granted on March 17, 2021 under the 2017 Equity Plan. One-third of these awards vested on March 31, 2022, one-third will vest on March 31, 2023, and one-third will vest on March 31, 2024, provided the Executive maintains continuous service with us through such dates.

(5)			Represents service-based RSUs granted on March 17, 2021 under the 2017 Equity Plan. These awards vest on March 31, 2023, provided the Executive maintains continuous service with us through such date.
(6)

Represents a one-time sign-on award of service-based RSUs granted to Mr. Edwards under the 2017 Equity Plan upon the commencement of his employment with us.  One-third of these service-based RSUs vested on October 1, 2020 and one-third vested on October 1, 2021.  This amount represents the remaining one-third of such service-based RSUs that will vest on October 1, 2022, provided Mr. Edwards maintains continuous service with us through such date.

Option Exercises and Stock Vested

The following table sets forth for each Executive information with respect to the value realized upon the vesting of stock and stock units during the fiscal year ended January 29, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Mark J. Worden	-	$-	39,262	$1,313,971
W. Kerry Jackson	-	$-	17,432	$539,346
Carl N. Scibetta	-	$-	15,268	$472,392
Marc A. Chilton	-	$-	6,250	$193,375
Patrick C. Edwards	-	$-	2,000	$66,100
Clifton E. Sifford	-	$-	27,090	$838,165
Timothy T. Baker	-	$-	36,280	$1,107,374

(1)

Amount was calculated by multiplying the number of shares that vested by the closing price of our common stock on the vesting date or, if not a trading day, the last trading day preceding the vesting date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 2017 Equity Plan and our Employee Stock Purchase Plan.  All information is as of January 29, 2022.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	511,821	(2)	$-	(3)	930,621	(4)
Equity compensation plans not approved by security holders (5)	-		-		-
Total	511,821	(2)	$-	(3)	930,621	(4)

(1)	Includes the 2017 Equity Plan and the Employee Stock Purchase Plan.

(2)

Represents shares that may be issued pursuant to outstanding RSUs and PSUs granted under the 2017 Equity Plan and includes 34,783 PSUs for which the performance condition was satisfied based on our fiscal 2021 annual results.  One-half of these PSUs vested on March 31, 2022 and one-half will vest on March 31, 2023.

(3)	The RSUs and PSUs, once vested, convert into shares of our common stock on a one-for-one basis for no additional consideration.

(4)

These shares include 812,407 shares available for future issuance under the 2017 Equity Plan.  The number of shares available for future issuance under the 2017 Equity Plan has been reduced by the 34,783 shares described in Note 2. These shares also include 118,214 shares available for future issuance under the Employee Stock Purchase Plan.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Equity Based Compensation – Narrative Discussion

On March 22, 2017, our Board of Directors approved the 2017 Equity Plan, subject to shareholder approval, and on June 13, 2017, our shareholders approved the 2017 Equity Plan.  Upon approval of the 2017 Equity Plan by our shareholders, no further awards were permitted to be made under any predecessor plans. The Compensation Committee administers and grants equity incentive awards under the 2017 Equity Plan. The 2017 Equity Plan provides for the grant of incentive awards in the form of stock units, restricted stock, stock appreciation rights (“SARs”), stock options, and other equity-based awards to our employees, consultants, advisors and non-employee directors.  A maximum of 2,000,000 shares of our common stock are available for issuance under the 2017 Equity Plan, as adjusted for the 2-for-1 stock split that occurred in July 2021. Any shares of our common stock subject to an award under the 2017 Equity Plan, or to an award granted under a predecessor plan that was outstanding when the 2017 Equity Plan was approved, that expires, is canceled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2017 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2017 Equity Plan. Each share of common stock that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.

The 2017 Equity Plan also provides that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-solicitation terms or other restrictive covenant obligations set forth in the 2017 Equity Plan or otherwise, any unvested equity awards will automatically be forfeited and canceled, and we have the sole discretion to claw back any value received by the participant from any restricted stock, stock units or other equity-based awards that vested or any options or SARs that were exercised within one year of the time of the violation.

Nonqualified Deferred Compensation

The following table sets forth, for each Executive that has chosen to participate in our nonqualified deferred compensation plan, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2021, along with the ending account balance at January 29, 2022.  Mr. Worden has chosen not to participate in this plan.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals and Distributions	Aggregate Balance at Last Fiscal Year End
W. Kerry Jackson	$68,434	$34,217	$36,965	$425,104	$1,379,424
Carl N. Scibetta	$69,716	$28,985	$68,739	$-	$933,249
Marc A. Chilton	$64,145	$17,105	$15,552	$-	$883,333
Patrick C. Edwards	$21,194	$10,597	$1,472	$-	$72,095
Clifton E. Sifford	$86,538	$20,689	$287,215	$594,085	$3,024,530
Timothy T. Baker	$19,230	$4,458	$69,574	$1,596,012	$-

(1)	These amounts deferred are included in the Summary Compensation Table in the Salary column for fiscal 2021.

(2)	These amounts are included in the All Other Compensation column in the Summary Compensation Table for fiscal 2021.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan.  On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan.  The primary savings mechanism is a 401(k) plan.  Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 12 of the Notes to

Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

In fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•	On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.

•

Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid.  As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.

•

The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan.  These services are provided by a third-party provider.

•

While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one-year or two-year vesting requirements depending on the length of service of the participant.

•	Benefits are paid to participants upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

•

Designated future in-service distributions may be taken two years after the year of deferral and must be requested a minimum of two years in advance.  The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

Termination and Change in Control Arrangements

We have entered into employment and noncompetition agreements with certain of our Executives.  Mr. Worden’s amended and restated agreement is dated October 1, 2021; Mr. Jackson’s agreement is dated December 11, 2008, and was amended on April 5, 2021; Mr. Scibetta’s agreement is dated December 4, 2012; Mr. Chilton’s agreement is dated April 4, 2021.  The agreement with each Executive, as amended, is similar in form and content; however, payments can vary by Executive and the nature of the termination.  None of the agreements with our Executives obligate the Company to pay the Executives an excise tax gross-up payment upon a change in control.

The terms of the agreements for Mr. Jackson and Mr. Scibetta are through January 31, 2023; the term of Mr. Chilton’s agreement is through April 3, 2023; and the term of Mr. Worden’s agreement is through September 30, 2024 (such terms, including any extension, are referred to as the “Terms”).  The agreements are subject to early termination as provided in the agreements.  The agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term for Mr. Jackson and Scibetta, and at least 30 days before the end of the then current Term for Mr. Worden and Mr. Chilton.  No such notification has been given by any party.

The agreements provide for an annual base salary and entitle the Executive to participate in the EICP, and in any successor plan adopted by us from time to time.  Such Executives are also entitled to participate in any and all employee benefit plans.  Under each of the agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause.  Each such Executive may terminate employment voluntarily or with good reason.

Under the agreements with Mr. Worden and Mr. Chilton, “cause” is defined as any one or more of the following actions by the respective Executive:

•	failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

•	embezzlement, misappropriation or fraud, whether or not related to his employment with us;

•	conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude;

•	engaging in dishonesty, illegal conduct or gross misconduct which is in each case injurious to us or our affiliates;

•

failure or refusal to comply with any lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom he reports, in the case of Mr. Chilton, or in the case of Mr. Worden, of our Board;

•	material breach of any of his obligations under the agreement;

•	material breach of our policies;

•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or

•	engaging in any conduct tending to bring us into public disgrace or disrepute.

Under the agreements with Mr. Jackson and Mr. Scibetta, “cause” is defined as any one or more of the following actions by the respective Executive:

•	conviction for a felony or other crime involving moral turpitude;

•	engaging in illegal conduct or gross misconduct which is injurious to us;

•	engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of us;

•

failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom such Executive reports, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;

•	material breach of any of his obligations under the agreement;

•	material breach of our policies;

•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or

•	engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” under the agreements with Messrs. Jackson, Scibetta and Chilton is defined as the occurrence, without the Executive’s written consent, of a material reduction by us in the Executive’s base salary.  “Good reason” under the agreement with Mr. Worden is defined as the occurrence, without Mr. Worden’s consent, of any one or more of the following: (a) a material reduction by us in his base salary; (b) our assignment to him of a position or duties that constitute a material, adverse diminution of his title, authority or duties (other than temporarily while he is unable to perform his duties because of a physical or mental injury or illness); (c) our relocation of his principal place of employment to a location that is more than thirty (30) miles from the Company office at which he was principally based immediately prior to such relocation; (d) the failure of any successor or assign to assume the obligations as set forth in the agreement; or (e) a material breach of the agreement by us.

Mr. Sifford’s employment and noncompetition agreement with the Company was mutually terminated effective September 30, 2021, when he stepped down as our Chief Executive Officer.  A letter agreement entered between Mr. Sifford and the Company on September 30, 2021 does not provide for any payments upon his termination or upon a change in control, but does contain non-competition, non-solicitation and non-disparagement provisions to which Mr. Sifford is subject during the term of the letter agreement and for 12 months after the termination of his employment with the Company for any reason, as well as customary confidentiality provisions.

The following tables set forth the estimated payments Messrs. Worden, Jackson, Scibetta and Chilton would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 29, 2022, the last day of our most recently completed fiscal year.

Mark Worden

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Cash severance (2)	$-	$1,894,400	$-	$2,525,866
Out-placement services (3)	-	10,000	-	10,000
Medical and dental benefits (4)	-	50,800	-	50,800
Equity awards, accelerated vesting (5) (6) (7)	1,547,858	1,111,730	-	1,809,535
Total	$1,547,858	$3,066,930	$-	$4,396,201

Kerry Jackson

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$330,550	$-	$-
Cash severance (2)	-	901,500	-	1,863,100
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	84,700	-	84,700
Equity awards, accelerated vesting (5) (6) (7)	1,180,236	839,414	-	1,384,739
Total	$1,180,236	$2,156,164	$-	$3,335,039

Carl Scibetta

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$316,250	$-	$-
Cash severance (2)	-	862,500	-	1,782,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	50,800	-	50,800
Equity awards, accelerated vesting (5) (6) (7)	1,180,500	839,679	-	1,385,004
Total	$1,180,500	$2,069,229	$-	$3,220,804

Marc Chilton

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$236,500	$-	$-
Cash severance (2)	-	645,000	-	1,333,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	50,800	-	50,800
Equity awards, accelerated vesting (5) (6) (7)	703,325	-	-	862,840
Total	$703,325	$932,300	$-	$2,249,140

(1)

The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of Messrs. Jackson’s, Scibetta’s and Chilton’s current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365.  In this table, the annual base salary is equivalent to the Executive's base salary as of January 29, 2022.

(2)

For Messrs. Jackson, Scibetta and Chilton, the cash severance for termination without cause or by the Executive for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs.  If within two years following a change in control, Mr. Jackson, Mr. Scibetta or Mr. Chilton is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of Mr. Jackson’s, Mr. Scibetta’s or Mr. Chilton’s current base salary for the fiscal year in which the qualifying termination occurs.  For Mr. Worden, the cash severance for termination without cause or by Mr. Worden for good reason would be paid in a lump sum within 30 days after a release agreement with the Company becomes effective in an amount equal to 150% of the sum of (i) his base salary at the highest rate in effect at any time during the 12 months immediately preceding his employment termination date, plus (ii) his targeted incentive bonus for the bonus year in which his employment termination date occurs.  Following a change in control and upon a qualifying termination of Mr. Worden, the cash severance would be paid in a lump sum within 30 days after a release agreement with the Company becomes effective in an amount equal to 200% of the sum of (i) his base salary at the highest rate in effect at any time during the 12 months immediately preceding his employment termination date, plus (ii) his targeted incentive bonus for the bonus year in which his employment termination date occurs. In this table, the annual base salary is equivalent to the Executive's base salary as of January 29, 2022.

(3)

We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control for Messrs. Jackson, Scibetta and Chilton.  For Mr. Worden, we will provide out-placement services at a cost not to exceed $10,000 in the event of a qualifying termination following a change in control or in event he is terminated by us without cause or by him for good reason.

(4)

Upon a termination without cause, by the Executive for good reason or a qualifying termination following a change in control, each Executive would be paid in a lump sum within 30 days of termination, or in the case of Mr. Worden, within 30 days after a release agreement with the Company becomes effective, an amount equal to 18 times the monthly COBRA premium rate.  Based on current healthcare benefits in place, the monthly COBRA premium rate for each of these Executives is calculated using the COBRA rate for a family.  Mr. Jackson also would be paid in a lump sum within 30 days of termination an amount equal to any additional state and federal taxes he will incur as a result of the lump sum payment.

(5)

The 2017 Equity Plan, under which our RSUs and PSUs outstanding on January 29, 2022 were issued, and certain applicable award agreements include a provision that upon death or disability, each Executive would be entitled to a ratable portion of his PSUs based on our actual performance, measured as of the later of the date the Compensation Committee determines the level of achievement of the performance goals for such PSUs and the date of his death or disability, as well as full, immediate vesting of all of his RSUs. In this example, the value was calculated by taking the sum of (i) the number of unvested PSUs determined to have been earned based on performance held by each Executive on January 29, 2022, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and January 29, 2022 and the denominator of which is the number of months in the vesting period; plus (ii) the number of unvested service-based RSUs held by each Executive on January 29, 2022, and then multiplying the result by $33.04, the closing price of our common stock on January 28, 2022.

(6)

The award agreements for the service-based RSUs granted to each Executive (other than Mr. Chilton) in fiscal 2021 and 2020 provide for the immediate vesting of any unvested RSUs upon a termination of the Executive without cause or by the Executive for good reason, in accordance with such Executive’s agreement.  In this example, for the Executives (other than Mr. Chilton), the value was calculated by multiplying $33.04, the closing price of our common stock on January 28, 2022, by the number of shares of service-based RSUs granted to such Executive that were unvested and held by such Executive on January 29, 2022.  The service-based RSUs granted to Mr. Chilton in fiscal 2021 and 2020 are forfeited upon termination of him without cause or by him for good reason.  Any outstanding unvested PSUs are forfeited upon termination of any Executive without cause or by any Executive for good reason.

(7)

The award agreements for the service-based RSUs granted in fiscal 2021 and 2020 provide that if the service-based RSUs are not continued, assumed or replaced in connection with the change in control, or upon a qualifying termination of the Executive, such service-based RSUs will fully vest.  The award agreements for the PSUs granted in fiscal 2021 provide that if the earned PSUs are not continued, assumed or replaced in connection with the change in control, or upon a qualifying termination of the Executive, the earned PSUs will fully vest. In this example, the value was calculated by multiplying $33.04, the closing price of our common stock on January 28, 2022, by the sum of the number of unvested RSUs and unvested PSUs held by each Executive on January 29, 2022.  For Mr. Chilton, a qualifying termination does not include a termination for good reason following a change in control.

Other factors material to the agreements and the 2017 Equity Plan are as follows:

•

The benefits granted to each Executive under the agreements and the 2017 Equity Plan are subject to certain employment and post-employment conditions.  This includes, but is not limited to, the agreement by each Executive not to engage in (including being employed by, working for, consulting with or rendering services to) any competing business in a prohibited capacity for a period of one year following termination of the Executive’s employment under the agreements and to adhere to certain confidentiality terms and a one-year non-solicitation provision under the 2017 Equity Plan.

•

Notwithstanding any other provision of the agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

Patrick C. Edwards

As of January 29, 2022, the following payments would be due to Mr. Edwards upon his death- $344,489; upon a termination by us after a change in control- $378,605; and upon his departure with or without cause or for good reason- $0.  These amounts represent the accelerated vesting of outstanding but unvested equity awards under his award agreements, valued at $33.04 per share, the closing price of our common stock on January 28, 2022.

Clifton E. Sifford

As of January 29, 2022, the following payments would be due to Mr. Sifford upon his death- $1,571,845; upon a qualifying termination after a change in control- $1,746,296; upon his departure without cause or for good reason- $1,281,093; and upon his departure for cause or without good reason- $0.  These amounts represent the accelerated vesting of outstanding but unvested equity awards under his award agreements, valued at $33.04 per share, the closing price of our common stock on January 28, 2022.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mark J. Worden, who became our Chief Executive Officer (our “CEO”) on October 1, 2021.

Due to the in-year planned succession of our CEO, in calculating our pay ratio for fiscal 2021, we annualized the compensation of Mr. Worden as follows:

•	Base salary: we utilized Mr. Worden’s annual base salary of $700,000 that became effective on October 1, 2021 upon his promotion to CEO.
•

Annual cash incentive compensation: we calculated his annual cash bonus at 150% of his $700,000 annualized base salary, given the maximum performance achieved in fiscal 2021.  The 150% payout percentage represented the maximum payout percentage for Mr. Worden that went into effect on October 1, 2021 upon his promotion to CEO.

•

Long-term equity-based compensation: the grant date fair value of the equity awards Mr. Worden received on March 17, 2021 took into account his promotion to CEO on October 1, 2021, so we have used the grant date fair value of his fiscal 2021 equity awards, as stated in the Summary Compensation Table.

•	All other compensation: we used his actual other compensation as stated in the “All Other Compensation” column of the Summary Compensation Table.

The above calculations resulted in annualized total compensation for Mr. Worden as our CEO of $2,442,034 for fiscal 2021.

For fiscal 2021, the median of the annual total compensation of all employees of our Company (other than our CEO) was $17,221.

Based on this information, for fiscal year 2021, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 142:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total taxable compensation during calendar year 2021 of 5,283 members of our workforce, including full-time, part-time, temporary and seasonal employees, other than our CEO, who were employed on December 25, 2021.  The date selected aligns with the period for which total taxable compensation used to identify our median employee was calculated.  The population of employees does not include 523 individuals who were leased employees in December 2021 and who became our employees on January 1, 2022 as part of our acquisition of substantially all of the assets of Shoe Station, Inc., which acquisition occurred on December 3, 2021.

For purposes of determining the total taxable compensation for each employee, we included the amount of base salary or wages the employee received during the calendar year, the amount of any cash incentives paid to the employee in that year (which includes annual cash incentives that are generally paid in March for performance during the prior fiscal year) and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided, but we did annualize the pay for any full-time or part-time employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our Executives for purposes of the Summary Compensation Table.  The total compensation of our median employee, a part-time store associate who began employment in November 2021, was determined to be $17,221 on an annualized basis.  This total compensation amount for our median employee was then compared to the total compensation of our CEO.  Our method for identifying the median employee was unchanged from fiscal 2020.

The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Supplemental Pay Ratio

Because of the nature of our business in the retail industry, many part-time, temporary and seasonal employees are hired for very short amounts of time during our peak sales periods.  The SEC rules do not allow for companies to annualize the compensation paid to temporary or seasonal employees or to make a full-time equivalent adjustment for part-time employees.  As of December 25, 2021, approximately 56% of the members of our workforce were part-time, temporary or seasonal employees.  As a result, we believe that measuring the compensation paid to our median full-time employee more accurately reflects our pay practices relative to the compensation of our CEO.  Excluding all part-time, temporary and seasonal employees, we had 2,346 full-time employees as of December 25, 2021.  Using the same methodology described above, we identified our median full-time employee for fiscal 2021.  The total annual compensation of our median full-time employee was $34,694 for fiscal 2021.  Based on this information, for fiscal year 2021, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median full-time employee was 70:1.

DIRECTOR COMPENSATION

Our non-employee directors receive the following:

Annual Cash Retainer, Beginning on January 1, 2022	$70,000
Annual Cash Retainer, Prior to January 1, 2022	$60,000
Annual Committee Chair Cash Retainer
•Audit Committee	$15,000
•Compensation Committee	$10,000
•Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
•Audit Committee	$10,000
•Compensation Committee	$7,500
•Nominating and Governance Committee	$5,000
Annual Lead Independent Director Cash Retainer	$15,000

All amounts paid to our non-employee directors are paid on a calendar quarter basis in arrears.  No separate fees are paid to our non-employee directors for attendance at Board or Committee meetings. In addition to these cash payments, our non-employee directors received restricted shares valued at approximately $60,000 as of the date of grant under the 2017 Equity Plan in calendar year 2021 and will receive restricted shares valued at approximately $80,000 as of the date of grant under the 2017 Equity Plan in calendar year 2022. These restricted shares are generally granted on the date of the annual meeting of shareholders.  The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board.  No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended January 29, 2022.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
James A. Aschleman	$92,500	$60,002	$258	$152,760
Andrea R. Guthrie	$80,000	$60,002	$258	$140,260
Kent A. Kleeberger	$112,500	$60,002	$258	$172,760
Diane Randolph	$18,921	$18,803	$38	$37,762
Charles B. Tomm	$77,500	$60,002	$258	$137,760
Joseph W. Wood	$36,250	$26,494	$0	$62,744

(1)

Information on our non-employee directors can be found in “Proposal No. 1 Election of Director ― Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)

Amounts reflect the aggregate grant date fair value of restricted stock and other stock awards computed in accordance with ASC 718.  Disclosure of the relevant assumptions related to the valuation of awards is provided in Note 13 to the Notes to Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of unvested restricted stock that they held on the record date for each such dividend.

Messrs. Aschleman, Kleeberger, and Tomm and Ms. Guthrie were each awarded 1,840 shares of restricted stock under the 2017 Equity Plan on June 10, 2021, with a grant date fair value of $60,002 based on the closing market price of our common stock on that day.  Ms. Randolph was granted a pro-rated restricted stock award on September 16, 2021, the date of her appointment to the Board.  The restrictions on these restricted stock awards lapsed on January 2, 2022.  Mr. Wood was granted a pro-rated unrestricted stock award for this service on June 9, 2021.  Mr. Wood exited the Board when his Board term expired on June 10, 2021, the date of the 2021 annual meeting of shareholders.  As of January 29, 2022, no shares of restricted stock and no stock options were held by any of our non-employee directors.

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver.  As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee.  Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board.  Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

The compensation paid during the fiscal year ended January 29, 2022 to our President and Chief Executive Officer and director, Mark J. Worden, and our Vice Chairman of the Board, Clifton E. Sifford, is included in the Summary Compensation Table. Mr. Sifford’s compensation for fiscal 2022 is discussed in the Compensation Discussion and Analysis.

Stock Ownership Guidelines for Directors

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017 and March 2021, our non-employee directors are required to own shares valued at five times their annual Board cash retainer.  For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count toward ownership requirements.

Unless otherwise determined by the Compensation Committee, until a non-employee director has reached his or her ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination.  The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each non-employee director has met his or her ownership goal annually.  The Compensation Committee reviewed the current ownership valuation for each of our non-employee directors at its March 2022 meeting, using a valuation date of January 29, 2022, our fiscal 2021 year end.  Of our current non-employee directors, Ms. Guthrie and Messrs. Aschleman and Tomm met the ownership requirements, as amended, as of that valuation date.

We believe the stock ownership guidelines further serve to align the interests of our non-employee directors with those of our shareholders.

PROPOSAL NO. 3

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2022 is recommended by the Audit Committee and will be submitted to a vote at the annual meeting in order to permit our shareholders to express their approval or disapproval.  In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee.  A representative of Deloitte is expected to be present at the annual meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions.  Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for fiscal 2021 and 2020 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2021	2020
Audit fees (1)	$728,000	$698,000
Audit-related fees	$-	$-
Tax fees	$-	$-
All other fees (2)	$1,895	$1,895

(1)

Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, as well as fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	All other fees represent fees for accounting research tools.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In addition, the Chair of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2021, all non-audit services included above were pre-approved.  The aggregate amount of all such non-audit services constituted approximately 0.3% of the total amount of fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States.  Deloitte, the Company's independent registered public accounting firm, is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting.  The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting.  The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte.  In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.  This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2022, as filed with the Securities and Exchange Commission.

Audit Committee

Charles B. Tomm (Chair)

James A. Aschleman

Andrea R. Guthrie

PROPOSAL NO. 4

APPROVAL OF PROPOSED AMENDMENTS TO OUR

ARTICLES OF INCORPORATION
TO ALLOW SHAREHOLDERS TO AMEND OUR BY-LAWS

Our Board has unanimously approved, and recommends that our shareholders adopt and approve, amendments to our Amended and Restated Articles of Incorporation (the “Articles”) to provide our shareholders with the ability to amend our By-Laws, as amended (the “By-Laws”).

Indiana law provides that, unless otherwise specified by the articles of incorporation, only a corporation’s board of directors may amend or repeal the by-laws. Currently, our Articles do not include any provisions regarding the making, amending or repealing of our By-Laws.

Our Board is committed to good corporate governance and has carefully considered the advantages and disadvantages of adopting the proposed amendments to our Articles to allow shareholders to amend our By-Laws. Our By-Laws establish a number of fundamental corporate governance principles, including rules for meetings of directors and shareholders and the election and duties of directors and officers, among other provisions.  In the past, our Board believed that the default position under Indiana law provided an effective means for our Board to ensure that any amendments to our By-Laws were prudent and designed to protect and maximize long-term value for shareholders.  More recently, and in light of the fact that the majority of the S&P 500 companies provide shareholders with the right to amend the by-laws, our Nominating Committee again considered the various positions for and against allowing shareholders to amend our By-Laws.  After careful deliberation, and upon the recommendation of our Nominating Committee, our Board has concluded that amending our Articles to allow shareholders to amend our By-Laws will enhance our corporate governance practices by giving shareholders a say in important governance principles.

The proposed amendments to the Articles would add a new Article IX to the Articles to allow a majority of the holders of the outstanding shares of all classes of our stock entitled to vote generally in the election of directors to make, amend or repeal our By-Laws, in addition to the Board’s power to do so. Our Board also approved certain typographical changes to our Articles. A form of amended and restated Articles, marked to reflect the changes contemplated by this Proposal No. 4, is attached to this proxy statement as Annex A.  This summary of the proposed amendments to the Articles is qualified in its entirety by reference to the text of the proposed amended and restated Articles set forth in Annex A.

Approval of this Proposal No. 4 requires that the votes cast “FOR” this proposal exceed the votes cast “AGAINST” this proposal.

If the proposed amendments to our Articles are approved by our shareholders, we will file the amended and restated Articles with the Indiana Secretary of State shortly following the annual meeting to incorporate the proposed amendments. The amended and restated Articles will become effective upon the acceptance of the filing by the Indiana Secretary of State. In addition, upon the effectiveness of the amended and restated Articles with the Indiana Secretary of State, corresponding amendments to our By-Laws would become effective.

If this proposal is not approved, the proposed amendments to our Articles will not be made, our Articles and our By-Laws will remain unchanged and the Board will retain the exclusive authority to amend our By-Laws.

The Board recommends that our shareholders vote “FOR” the approval of the proposed amendments to our Articles to allow shareholders to amend our By-Laws.

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Code of Ethics, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest.  The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During fiscal 2021, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 1, 2022, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and director nominee and by all current directors and executive officers as a group.  Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  All percentages in the table are based on 27,857,250 shares of our common stock outstanding on April 1, 2022.

Name	Note	Number of Shares Beneficially Owned	Percent of Class
J. Wayne Weaver and Delores B. Weaver	(1)	8,413,456	30.2%
Clifton E. Sifford		265,416	1.0%
Mark J. Worden		50,667	*
W. Kerry Jackson		200,806	*
Carl N. Scibetta		69,523	*
Marc A. Chilton		5,571	*
Patrick C. Edwards		3,896	*
Timothy T. Baker	(2)	28,134	*
James A. Aschleman		21,840	*
Andrea R. Guthrie		26,046	*
Diane Randolph		540	*
Charles B. Tomm		19,324	*
All current executive officers and directors as a group (11 persons)		9,077,085	32.6%
Leigh Anne Weaver	(3)	1,496,232	5.4%

J. Wayne Weaver 2018 Grantor Retained Annuity

Trust for Leigh Anne Weaver

J. Wayne Weaver 2019 Grantor Retained Annuity

Trust for Leigh Anne Weaver

J. Wayne Weaver 2020 Grantor Retained Annuity

Trust for Leigh Anne Weaver

The Vanguard Group** 100 Vanguard Blvd. Malvern, PA 19355	(4)	1,429,629	5.1%
Dimensional Fund Advisors LP** Building One 6300 Bee Cave Road Austin, TX 78746	(5)	2,007,194	7.2%
BlackRock, Inc.** 55 East 52nd Street New York, NY 10055	(6)	2,912,425	10.5%

*	Less than 1%.
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)

J. Wayne and Delores B. Weaver are husband and wife.  Their mailing address is 7500 East Columbia Street, Evansville, Indiana 47715.  Mr. Weaver individually owns 3,413,612 shares and Mrs. Weaver individually owns 4,999,844 shares.

(2)	Represents Mr. Baker’s shares outstanding on April 5, 2021, as adjusted for the two-for-one stock split that occurred on July 19, 2022.

(3)

Represents shares held by the J. Wayne Weaver 2018 Grantor Retained Annuity Trust for Leigh Anne Weaver (the “2018 Leigh Weaver GRAT”); the J. Wayne Weaver 2019 Grantor Retained Annuity Trust for Leigh Anne Weaver (the “2019 Leigh Weaver GRAT”); and the J. Wayne Weaver 2020 Grantor Retained Annuity Trust for Leigh Anne Weaver (the “2020 Leigh Weaver GRAT” and together with the 2018 Leigh Weaver GRAT and the 2019 Leigh Weaver GRAT, the “Leigh Weaver GRATs”). Leigh Anne Weaver is the sole trustee of the Leigh Weaver GRATs and, as sole trustee, has sole voting and dispositive power with respect to the 23,272 shares held by the 2018 Leigh Weaver GRAT, the 359,208 shares held by the 2019 Leigh Weaver GRAT, and the 1,113,752 shares held by the 2020 Leigh Weaver GRAT.  Leigh Anne Weaver does not beneficially own any shares of our common stock other than the 1,496,232 shares held by the Leigh Weaver GRATs.  Leigh Anne Weaver’s address is 10 Sheffield West, Winchester, MA 01890.  The Leigh Weaver GRATs’ address is c/o DAR Group Investments, 501 Riverside Avenue, Suite 900, Jacksonville, FL 32202.

(4)

The Vanguard Group (“Vanguard’) is a registered investment advisor and has shared voting power with respect to 39,482 shares, sole dispositive power with respect to 1,379,365 shares and shared dispositive power with respect to 50,264 shares. Vanguard’s clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares of our common stock.

(5)

Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and has sole voting power with respect to 1,970,082 shares and sole dispositive power with respect to 2,007,194 shares.  All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares.  These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts.

(6)

BlackRock, Inc. is a parent holding company or control person and has sole voting power with respect to 2,875,697 shares and sole dispositive power with respect to 2,912,425 shares.  BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock Life Limited, BlackRock Advisors, LLC; Aperio Group, LLC;  BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; and BlackRock Fund Managers Ltd; and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2023 annual meeting of shareholders pursuant to SEC Rule 14a-8 is January 11, 2023.

In order to be considered at the 2023 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws.  Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting.  Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary.  The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary.  In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days or more than 60 days prior to the meeting.  In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made.  The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request.  Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 24, 2023.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention.  Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to Shoe Carnival, Inc. Board, c/o Lead Independent Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings.  The information on, or accessible through, our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2021 accompanies this proxy statement.  The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting.  Additional copies of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 as filed with the Securities and Exchange Commission, including the financial statements but excluding exhibits, may be obtained without charge upon written request.  Requests should be directed to Investor Relations at Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715. A list of exhibits is included in the Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

ANNEX A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SHOE CARNIVAL, INC.

(As Proposed to be Amended)

Shoe Carnival, Inc. (the “Corporation”), a corporation existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (the “IBCL”), ~~pursuant to action of its Board of Directors,~~ hereby amends and restates its Amended and Restated Articles of Incorporation in their entirety in accordance with Indiana Code 23-1-38-7.  These Amended and Restated Articles of Incorporation shall supersede and take the place of the existing Amended and Restated Articles of Incorporation of Shoe Carnival, Inc., filed with the Indiana Secretary of State on ~~July 16, 1996~~June 14, 2013, and all subsequent amendments thereto.  These Amended and Restated Articles of Incorporation (hereinafter referred to as the “Restated Articles of Incorporation”) are dated ~~June 14, 2013~~[               ], 2022 and hereby read in their entirety as follows:

ARTICLE I

The name of the Corporation is Shoe Carnival, Inc.

ARTICLE II

[Intentionally Omitted.]

ARTICLE III

The nature of the business or purposes to be conducted or promoted are:

(a) To engage in any lawful act or activity for which corporations may be organized under the IBCL; and

(b) In general, to possess and exercise all the powers and privileges granted by the IBCL or by any other law of Indiana or by these Restated Articles of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

Section 1. Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

Section 2. Common Stock.

(a) Subject to any voting rights that may be conferred upon the holders of any series of the Preferred Stock established by the Board of Directors pursuant to authority herein provided, and except as otherwise provided by law, the shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

(b) Subject to any limitations prescribed in this Article IV and any further limitations prescribed in accordance therewith, and subject to any prior rights that may be conferred upon the holders of any series of the Preferred Stock established by the Board of Directors pursuant to authority herein provided, and except as otherwise provided by law, the holders of shares of Common Stock shall be entitled to receive

ANNEX A

when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, pro rata dividends payable either in cash, in property or securities of the Corporation.

(c) Subject to any prior rights that may be conferred upon the holders of any series of the Preferred Stock established by the Board of Directors pursuant to authority herein provided, holders of shares of Common Stock will be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its shareholders in the event of any liquidation, dissolution or winding up of the Corporation.

Section 3. Preferred Stock.

(a) Except as required by the IBCL or by the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to subsection (b) of this Section 3 describing the terms of the Preferred Stock or a series thereof, the holders of Preferred Stock shall have no voting rights or powers. Shares of Preferred Stock shall, when validly issued by the Corporation, entitle the record holder thereof to vote as and on such matters, but only as and on such matters, as the holders thereof are entitled to vote under the IBCL or under the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to subsection (b) of this Section 3 describing the terms of the Preferred Stock or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the IBCL) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.

(b) Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Restated Articles of Incorporation. Subject to the requirements of the IBCL and subject to all other provisions of these Restated Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Stock and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Stock before the issuance of any shares of that series by the adoption of an amendment to these Restated Articles of Incorporation that specifies the terms of the series of Preferred Stock. All shares of a series of Preferred Stock must have preferences, limitations, and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Restated Articles of Incorporation so provides, no series of Preferred Stock need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Stock.

Before issuing any shares of a series of Preferred Stock, the Board of Directors shall adopt an amendment to these Restated Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations, and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors, by such amendment:

(1) To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2) To fix the voting rights of such series, which may consist of special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or no right to vote (except to the extent required by the IBCL);

(3) To fix the dividend or distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:

(A)  the dividend rate, if any, of such series;

ANNEX A

(B)  any limitations, restrictions, or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;

(C)  the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Stock and shares of any other series of Preferred Stock; and

(D)  the form of dividends or other distributions, which may be payable at the option of the Corporation, the shareholder, or another person (and in such case to prescribe the terms and conditions of exercising such option), or upon the occurrence of a designated event in cash, indebtedness, stock or other securities or other property, or in any combination thereof, and to make provisions, in the case of dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Directors shall determine;

(4) To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be

(A)   at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event;

(B)   for cash, indebtedness, securities, or other property or any combination thereof; and

(C)   in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(5) To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series in relation to Common Stock and shares of any other series of special shares; and to determine whether or not any such preferential rights upon dissolution need be considered in determining whether or not the Corporation may make dividends, repurchases, or other distributions;

(6) To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

(7) To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Restated Articles of Incorporation fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section 3 and, if subject to additional restrictions, the extent of such additional restrictions; and

(8) Generally to fix the other preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the IBCL; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Restated Articles of Incorporation or any amendment hereof.

(c) Preferred Stock of any series that has been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, has been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with subsection (b) of this Section 3.

ANNEX A

ARTICLE V

Section 1. Classification of Board of Directors. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. The term of the first class of directors shall expire at the annual meeting of shareholders in 1997, and the term of the second and third classes of directors shall expire at the annual meetings of shareholders in 1998 and 1999, respectively. Upon expiration of the terms set forth herein, each class of directors shall be elected for a three year term expiring at the third succeeding annual meeting of shareholders. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

Section 2. Removal of Directors. Notwithstanding any other provisions of the IBCL, these Restated Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the By-Laws of the Corporation), one or more directors of the Corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose, or by a majority vote of the entire Board of Directors. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

Section 3. Standard for Election of Directors by Shareholders. Except as otherwise set forth in this Article V, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to the director at any shareholders meeting for the election of directors at which a quorum is present, provided that if as of the record date for such meeting the number of director nominees to be considered at the meeting exceeds the number of directors to be elected, each director shall be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted "for" a director's election must exceed the number of shares voted "against" that director's election.

ARTICLE VI

The Corporation shall, to the fullest extent permitted by Indiana law, as amended from time to time, indemnify, and advance expenses to, each of its now acting and former directors, officers, employees and agents, whenever any such currently acting or former director, officer, employee or agent is made a party or threatened to be made a party in any action, suit or proceeding by reason of his service as such with the Corporation.

ARTICLE VII

Section 1. Supermajority Vote for Business Combinations. Except as provided in Sections 2 and 3 hereof, neither the Corporation nor its Subsidiaries, if any, shall become a party to any Business Combination with a Related Person without the prior affirmative vote at a meeting of the Corporation's shareholders:

(a) Of at least 80% of the outstanding shares of all classes of Voting Stock of the Corporation considered for purposes of this Article VII as a single class, and

(b) Of an Independent Majority of Shareholders.

ANNEX A

Such favorable votes shall be in addition to any shareholder vote which would be required without reference to this Section 1 and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or elsewhere in these Restated Articles of Incorporation or the By-Laws of the Corporation or otherwise.

Section 2. Fair Price Exception. The provisions of Section 1 of this Article VII shall not apply to a Business Combination if all of the conditions set forth in subsections (a) through (d) are satisfied.

(a) The fair market value of the property, securities, or other consideration to be received per share by holders of each class or series of capital stock of the Corporation in the Business Combination is not less, as of the date of the consummation of the Business Combination (the "Consummation Date"), than the higher of the following: (1) the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends, and like distributions), including brokerage commissions and solicitation fees paid by the Related Person in acquiring any of its holdings of such class or series of capital stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination ("Announcement Date") plus interest compounded annually from the date that the Related Person became a Related Person (the "Determination Date"), or if later from a date two years before the Consummation Date, through the Consummation Date, at the rate publicly announced as the "prime rate" of interest of Citibank, N.A. (or of such other major bank headquartered in New York as may be selected by a majority of the Continuing Directors) from time to time in effect, less the aggregate amount of any cash dividends paid and the fair market value of any dividends paid in other than cash on each share of such stock from the date from which interest accrues under the preceding clause through the Consummation Date up to but not exceeding the amount of interest so payable per share; OR (2) the fair market value per share of such class or series on the Announcement Date as determined by the highest closing sale price during the 30-day period immediately preceding the Announcement Date if such stock is listed on a securities exchange registered under the Securities Exchange Act of 1934 or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to such stock during the 30-day period preceding the Announcement Date on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value of such stock immediately prior to the first public announcement of the proposed Business Combination as determined by the Continuing Directors in good faith. In the event of a Business Combination upon the consummation of which the Corporation would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated, or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Corporation will be effected), the term "other consideration to be received" shall include (without limitation) Common Stock and/or the shares of any other class of stock retained by shareholders of the Corporation other than Related Persons who are parties to such Business Combination;

(b) The consideration to be received in such Business Combination by holders of each class or series of capital stock of the Corporation other than the Related Person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring the majority of the shares of capital stock of such class or series already Beneficially Owned by it;

(c) After such Related Person became a Related Person and prior to the consummation of such Business Combination: (1) such Related Person shall have taken steps to ensure that the Board of Directors of the Corporation included at all times representation by Continuing Directors proportionate to the ratio that the number of shares of Voting Stock of the Corporation from time to time owned by shareholders who are not Related Persons bears to all shares of Voting Stock of the Corporation outstanding at the time in question (with a Continuing Director to occupy any resulting fractional position among the Directors); (2) such Related Person shall not have acquired from the Corporation, directly or indirectly, any shares of capital stock of the Corporation (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend, stock split, or division of shares or in a transaction which satisfied all applicable requirements of this Article VII); (3) such Related Person shall not have acquired any additional shares of Voting Stock of the Corporation or

ANNEX A

securities convertible into or exchangeable for shares of Voting Stock except as a part of the transaction which resulted in such Related Person's becoming a Related Person; and (4) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any Subsidiary, or made any major change in the Corporation's business or equity capital structure or entered into any contract, arrangement, or understanding with the Corporation except any such change, contract, arrangement, or understanding as may have been approved by the favorable vote of not less than a majority of the Continuing Directors of the Corporation; and

(d) A proxy or information statement complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder, as then in force for corporations subject to the requirements of Section 14 of such Act (even if the Corporation is not otherwise subject to Section 14 of such Act), shall have been mailed to all holders of shares of the Corporation's capital stock entitled to vote with respect to such Business Combination. Such proxy or information statement shall contain on the face page thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, a fair summary of an opinion of a reputable investment banking firm addressed to the Corporation as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of shares of Voting Stock other than any Related Person (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

Section 3. Director Approval Exception. The provisions of Section 1 of this Article VII shall not apply to a Business Combination if:

(a) The Continuing Directors of the Corporation, by an affirmative vote of not less than a majority of all Continuing Directors, (1) have expressly approved a memorandum of understanding with the Related Person with respect to the Business Combination prior to the time that the Related Person became a Related Person and the Business Combination is effected on substantially the same terms and conditions as are provided by the memorandum of understanding, or (2) have otherwise approved the Business Combination (this provision is incapable of satisfaction unless there is at least one Continuing Director); or

(b) The Business Combination is solely between the Corporation and another corporation, one hundred percent (100%) of the Voting Stock of which is owned directly or indirectly by the Corporation.

Section 4. Definitions. For purposes of this Article VII:

(a) A "Business Combination" means:

(1) The sale, exchange, lease, transfer, or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any Subsidiaries (in a single transaction or a Series of Related Transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, securities issued by a Subsidiary, if any);

(2) The purchase, exchange, lease, or other acquisition by the Corporation or any Subsidiaries (in a single transaction or a Series of Related Transactions) of all or substantially all, or any Substantial Part, of the assets or business of a Related Person or any Affiliate or Associate of such Related Person;

(3) Any merger or consolidation of the Corporation or any Subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person or into or with another Person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;

ANNEX A

(4) Any reclassification of securities, recapitalization, or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of shares of Voting Stock of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or any partial or complete liquidation, spinoff, splitoff, or splitup of the Corporation or any Subsidiary thereof; provided, however, that this Section 4(a)(4) shall not relate to any transaction that has been approved by a majority of the Continuing Directors; or

(5) The acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of shares of Voting Stock or securities convertible into shares of Voting Stock or any voting securities or securities convertible into voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants, or options to acquire any of the foregoing or any combination of the foregoing shares of Voting Stock or voting securities of a Subsidiary, if any.

(b) A "Series of Related Transactions" shall be deemed to include not only a series of transactions with the same Related Person, but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.

(c) A "Person" shall mean any individual, firm, corporation, or other entity and any partnership, syndicate, or other group.

(d) "Related Person" shall mean any Person (other than the Corporation or any Subsidiary of the Corporation or the Continuing Directors, singly or as a group) who or that at any time described in the last sentence of the penultimate paragraph of this subsection (d):

(1) is the Beneficial Owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding shares of Voting Stock and who has not been the Beneficial Owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding shares of Voting Stock for a continuous period of two years prior to the date in question; or

(2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question (but not continuously during such two-year period) was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding shares of Voting Stock; or

(3) is an assignee of or has otherwise succeeded to any shares of the Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A Related Person shall be deemed to have acquired a share of stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. For the purposes of determining whether a Person is the Beneficial Owner of ten percent (10%) or more of the voting power of the then outstanding Voting Stock, the outstanding Voting Stock shall be deemed to include any Voting Stock that may be issuable to such Person pursuant to a right to acquire such Voting Stock and that is therefore deemed to be Beneficially Owned by such Person pursuant to Section 4(e)(2)(A). A Person who is a Related Person at (1) the time any definitive agreement relating to a Business Combination is entered into, (2) the record date for the determination of shareholders entitled to notice of and to vote on a Business Combination, or (3) the time immediately prior to the consummation of a Business Combination shall be deemed a Related Person.

A Related Person shall not include the Board of Directors of the Corporation acting as a group. In addition, a Related Person shall not include any Person who is the Beneficial Owner of more than ten percent (10%) of the outstanding shares of Voting Stock of the predecessor of the Corporation, Shoe

ANNEX A

Carnival, Inc., a Delaware corporation, formerly known as DAR Group Investments, Inc., on January 15, 1993.

(e) A Person shall be a "Beneficial Owner" of any shares of Voting Stock:

(1) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(2) which such Person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement, or understanding; or

(3) which are beneficially owned, directly or indirectly, by any other Person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

(f) An "Affiliate" of, or a person Affiliated with, a specific Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(g) The term "Associate" used to indicate a relationship with any Person, means (1) any corporation or organization (other than this Corporation or a majority-owned Subsidiary of this Corporation) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent (5%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person, or (4) any investment company registered under the Investment Company Act of 1940, as amended, for which such Person or any Affiliate of such Person serves as investment adviser.

(h) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in Section 4(d) hereof, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(i) "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is not associated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is not associated with the Related Person and is recommended to succeed a Continuing Director by not less than two-thirds of the Continuing Directors then on the Board.

(j) "Independent Majority of Shareholders" shall mean the holders of the outstanding shares of Voting Stock representing a majority of all the votes entitled to be cast by all shares of Voting Stock other than shares Beneficially Owned or controlled, directly or indirectly, by a Related Person.

(k) "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation or another corporation entitled to vote generally on the election of Directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(l) "Substantial Part" means properties and assets involved in any single transaction or a Series of Related Transactions having an aggregate fair market value of more than ten percent (10%) of the total consolidated assets of the Person in question as determined immediately prior to such transaction or Series of Related Transactions.

ANNEX A

Section 5. Director Determinations. A majority of the Continuing Directors shall have the power to determine for the purposes of this Article VII, on the basis of information known to them: (a) the number of shares of Voting Stock of which any Person is the Beneficial Owner, (b) whether a Person is an Affiliate or Associate of another, (c) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of "Beneficial Owner," (d) whether the assets subject to any Business Combination constitute a Substantial Part, (e) whether two or more transactions constitute a Series of Related Transactions, and (f) such other matters with respect to which a determination is required under this Article VII.

Section 6. Fiduciary Obligations Unaffected. Nothing in this Article VII shall be construed to relieve any Related Person from any fiduciary duty imposed by law.

Section 7. Article VII Nonexclusive. The provisions of this Article VII are nonexclusive and are in addition to any other provisions of law or these Restated Articles of Incorporation or the By-Laws of the Corporation relating to Business Combinations, Related Persons, or similar matters.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation in the manner now or hereafter prescribed by statute. Notwithstanding any other provision of these Restated Articles of Incorporation or the By-Laws of the Corporation (and in addition to any other vote that may be required by law, these Restated Articles of Incorporation or the By-Laws), the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter or repeal any provision of Articles VI, VII, or VIII of these Restated Articles of Incorporation.

ARTICLE IX

Except as otherwise expressly provided by the IBCL, these Restated Articles of Incorporation or the By-Laws of the Corporation, the By-Laws of the Corporation may from time to time be amended or repealed, or new By-Laws may be adopted, by either (i) the Board of Directors at any regular or special meeting of the Board of Directors, if such amendment, repeal or adoption is approved by the affirmative vote of a majority of the entire Board of Directors; or (ii) the affirmative vote, at a meeting of the shareholders of the Corporation for which the meeting notice designates that making, amending or repealing provisions of the By-Laws is to be considered, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article IX as a single voting group.

PRELIMINARY COPY SUBJECT TO COMPLETION DATED APRIL 21, 2022 SHOE CARNIVAL VOTE C123456789 ENDORSEMENT LINE SACKPACK 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote You may vote online or by phone instead of mailing this card. Graphic Votes submitted electronically must be received by 11:59 P.M. EDT, on June 22, 2022. Online Go to www.envisionreports.com/SCVL or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Save paper, time and money Sign up for electronic delivery at www.envisionreports.com/SCVL Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR each of the nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4. 1. Election of Directors: 01 - James A. Aschleman For Against Abstain 02 - Andrea R. Guthrie For Against Abstain 03 - Clifton E. Sifford For Against Abstain 2. To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers. For Against Abstain 3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2022. For Against Abstain 4. To approve amendments to the Company’s articles of incorporation to allow shareholders to amend the Company's by-laws. Note: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the annual meeting of shareholders and any adjournment(s) or postponement(s) thereof B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 33AM 539813 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03MF2B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on June 23, 2022. The notice of annual meeting of shareholders, proxy statement and annual report to shareholders are available at: www.envisionreports.com/SCVL Graphic Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SCVL IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Shoe Carnival, Inc. Proxy Solicited on Behalf of The Board For The Annual Meeting of Shareholders to be held on June 23, 2022 The undersigned appoints Mark J. Worden and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. that the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the Hyatt Regency Jacksonville Riverfront located at 225 East Coastline Drive, Jacksonville, Florida 32202 on Thursday, June 23, 2022, at 9:00 a.m., E.D.T., or at any adjournment or postponement thereof, on the matters shown on the reverse side of this card and, in their judgment and discretion, on such other business as may properly come before the annual meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of each of the nominees listed under Proposal 1, and FOR Proposals 2, 3 and 4. YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.) C Non-Voting Items Change of Address — Please print new address below.